                                             FILE PURSUANT TO RULE 424(b)(1)
                                                REGISTRATION NO. 333-15139

PROSPECTUS

                                1,000,000 SHARES

                               CD WAREHOUSE, INC.

                                  COMMON STOCK

    All of the 1,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by CD Warehouse, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq SmallCap Market under the trading symbol "CDWI" subject to notice of issuance.

    THESE SECURITIES ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING DISCOUNTS         PROCEEDS TO
                                             PRICE TO PUBLIC         AND COMMISSIONS (1)          COMPANY (2)(3)
Per Share..............................           $5.00                      $.50                     $4.50
Total (3)..............................         $5,000,000                 $500,000                 $4,500,000

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses in connection with this Offering payable by the Company, including a nonaccountable expense allowance to be paid to Capital West Securities, Inc. in the amount of $150,000 ($172,500 if the Underwriters' over-allotment option is exercised in full), estimated at $325,000. See "Use of Proceeds" and "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable within 30 business days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $5,750,000, $575,000 and $5,175,000, respectively. See "Underwriting."

    The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and to certain other conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of Capital West Securities, Inc., Oklahoma City, Oklahoma, on or about January 27, 1997.

CAPITAL WEST SECURITIES, INC.

            WESTPORT RESOURCES INVESTMENT SERVICES, INC.

                                                        BERTHEL FISHER & COMPANY

                                                   FINANCIAL SERVICES, INC.

                The date of this Prospectus is January 22, 1997.

The picture on the inside front cover of the Prospectus depicts a CD Warehouse, Inc., storefront. On the top half of the inside back cover is a map with pinpoint markings which represent CD Warehouse, Inc., store locations nationwide, and on the bottom half of the inside back cover is depicted the interior of a CD Warehouse Store.
                            ------------------------

    The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; AND (II) GIVES EFFECT TO THE CDIL ACQUISITION AND THE MACDONALD ACQUISITION (AS DESCRIBED ELSEWHERE IN THIS PROSPECTUS). EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S BUSINESS AND PROSPECTS THAT ARE BASED UPON NUMEROUS ASSUMPTIONS ABOUT FUTURE CONDITIONS WHICH MAY ULTIMATELY PROVE TO BE INACCURATE AND ACTUAL EVENTS AND RESULTS MAY MATERIALLY DIFFER FROM ANTICIPATED RESULTS DESCRIBED IN SUCH STATEMENTS. THE COMPANY'S ABILITY TO ACHIEVE SUCH RESULTS IS SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, SUCH AS THOSE INHERENT GENERALLY IN THE RETAIL AND FRANCHISING INDUSTRIES, THE IMPACT OF COMPETITION AND PRICING, CHANGING MARKET CONDITIONS, THE RISKS DETAILED IN THE SECTIONS ENTITLED "RISK FACTORS" AND "LEGAL PROCEEDINGS," AND OTHER RISKS DETAILED THROUGHOUT THIS PROSPECTUS. THESE FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S JUDGMENT AS OF THE DATE OF THE FILING OF THIS PROSPECTUS. THE COMPANY DISCLAIMS, HOWEVER, ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS. AS A RESULT, THE READER IS CAUTIONED NOT TO PLACE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. AS USED IN THIS PROSPECTUS, THE WORD "COMPANY" MEANS CD WAREHOUSE, INC. AND ITS WHOLLY OWNED SUBSIDIARY, COMPACT DISCS MANAGEMENT, INC., UNLESS THE CONTEXT INDICATES OTHERWISE.

                                  THE COMPANY

    The Company was formed in September 1996 to acquire the assets of Compact Discs International, Ltd. ("CDIL"), a Texas limited partnership which franchises and operates stores throughout the United States and England under the name "CD Warehouse." CD Warehouse stores sell, trade and buy new and preowned compact discs ("CD's") and related products. According to the January 1996 issue of ENTREPRENEUR MAGAZINE, CDIL was ranked among the top 30 new franchises in the United States. At September 30, 1996, there were 109 franchised CD Warehouse stores in 26 states and England.

    CD Warehouse stores sell CD's, take customers' CD's in trade or buy customers' CD's for cash. The CD Warehouse concept capitalizes on the emergence of CD's as the prevailing form of prerecorded music. Because the CD is encased in plastic and read by a laser, the playing of CD's, and even the occasional careless handling of CD's, rarely cause damage that will impair performance or result in any degradation of sound quality. In the absence of pronounced abuse, CD's may reasonably be expected to last for decades. The CD Warehouse remarketing concept emphasizes consumer value by offering quality preowned CD's at substantial savings and responding to consumers' desire to recycle merchandise they no longer want or use but which has intrinsic value. The CD Warehouse marketing slogan, "selling compact discs at compact prices," embodies this concept.

    A typical CD Warehouse store, located in a high traffic strip shopping center, will occupy between 1,000 and 2,000 square feet and offer between 8,000 and 12,000 selections, with approximately 80% of the dollar sales volume being preowned selections and the balance being new releases from the major music categories. At each CD Warehouse store, a customer selects from a number of new and preowned CD's and may listen to preowned CD's before purchase. Typically, each CD Warehouse store carries the majority of the Billboard Top 100 selections as "new" inventory, filling out its inventory selection with preowned CD's which are purchased for $1 to $4 and remarketed for $6 to $9.

    The Company believes that a growing consumer willingness to purchase preowned CD's provides an expanding market niche in the retail music industry for CD remarketers. The Company's business strategy is to establish itself as the recognized industry leader in the domestic buy-sell-trade retail CD marketplace by pursuing a three-fold approach: (1) offering quality, preowned CD's at exceptional value; (2) selling new releases at competitive prices; and
(3) offering to accept as a trade, or buy for cash, selected CD's from customers.

    The Company's expansion strategy for 1997 is to open 9 to 12 Company-owned stores and 18 to 24 franchised stores. Management believes that, in addition to the Company, Disc-Go-Round-Registered Trademark- and The Wherehouse are the only national chains engaged in the sale of preowned CD's. Based on the Quarterly Report on Form 10-Q for the Quarter Ended June 29, 1996 of Grow Biz International, Inc. the parent corporation of Disc-Go-Round-Registered Trademark-, and the Quarterly Report on Form 10-Q for the Quarter Ended July 31, 1996 of Wherehouse Entertainment, Inc., the Company believes that the 109 stores in the CD Warehouse system currently account for approximately 23% of the estimated 480 chain-based CD reseller stores that operate throughout the United States. Management believes that the market for CD remarketers is fragmented and underserved, and that the Company can capitalize on the demand by expanding the CD Warehouse concept in targeted markets.

    Simultaneously with the closing of the Offering, the Company will acquire substantially all of the assets of CDIL (the "CDIL Assets") for a purchase price of $3.2 million (the "CDIL Acquisition"). See "Certain Transactions--CDIL Acquisition." The Company has agreed to pay certain unaffiliated parties a finder's fee of $100,000 for their assistance in identifying CDIL for potential acquisition or investment. The Company has made a nonrefundable payment of $40,000 in partial satisfaction of this obligation and is required to pay the balance of $60,000 at the closing of the CDIL Acquisition. None of the proceeds of the Offering will be used to pay the remaining obligation relating to the finder's fee.

    In a related transaction (the "MacDonald Acquisition"), which also will occur simultaneously with the closing of the Offering, the Company's wholly owned subsidiary, Compact Discs Management, Inc. ("CD Management") will acquire the equity interests of Bruce D. MacDonald (together with his affiliates, "MacDonald") with respect to 36 franchised CD Warehouse stores. Pursuant to the MacDonald Acquisition, the Company will acquire 100% ownership of an existing store in Dallas, Texas (the "Montfort Street Store") and minority equity interests (including MacDonald's interest as a managing general partner or limited liability company manager) in 35 other existing stores (the "MacDonald Equity Interests"). The Company has formed CD Management to act as the successor general partner or manager of, respectively, 15 partnerships and two limited liability companies originally organized by MacDonald to fund, own and operate the 35 franchised stores in which MacDonald holds a minority equity interest. Upon acquisition of the Montfort Street Store and the MacDonald Equity Interests (collectively, the "MacDonald Assets"), the Company will manage and have an interest in 36 of the 109 stores in the CD Warehouse system. Pursuant to the MacDonald Acquisition, the Company will issue to MacDonald 80,000 shares of the Company's Common Stock. See "Certain Transactions--MacDonald Acquisition." The Offering will not be closed unless there is a simultaneous closing of the CDIL Acquisition and the MacDonald Acquisition. Upon consummation of the CDIL Acquisition and the MacDonald Acquisition, the Company will acquire the rights to the CD Warehouse name, assume CDIL's role as franchisor under the franchise agreements to which CDIL is a party and manage and have an interest in the CD Warehouse Stores in which MacDonald has an interest.

    During the year ended December 31, 1995, and the nine months ended September 30, 1996, on a pro forma basis taking into account the CDIL Acquisition and the MacDonald Acquisition, the Company had pro forma total revenues of approximately $4,153,000 and $3,545,000, respectively, and pro forma net income, as adjusted, of approximately $168,000 and $140,000, respectively. There can be no assurance that the historical level of the Company's revenues and net income will continue to be achieved in the future. See "Risk Factors," "Business" and "Certain Transactions."

    The Company was incorporated under the laws of the State of Delaware in September 1996. The Company's principal office is located at 722 N. Broadway, Oklahoma City, Oklahoma 73102, and its telephone number is (405) 232-2797.

                                  THE OFFERING

Common Stock offered by the
  Company.....................  1,000,000 shares

Shares of Common Stock to be
  outstanding after the
  Offering....................  1,780,000 shares (1)(2)

Use of Proceeds...............  To purchase the CDIL Assets, open new Company stores and remodel existing stores in which the
                                Company owns an interest and manages and for
                                working capital and general corporate purposes.

Nasdaq SmallCap Market
  Symbol......................  CDWI

------------------------

(1) Includes 350,000 shares of Common Stock for which Mark E. Kane, the founder of CDIL, previously has subscribed, but the payment for which is conditioned upon the consummation of the Offering, and 80,000 shares of Common Stock to be issued to Bruce D. MacDonald in connection with the MacDonald Acquisition.

(2) Excludes 400,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management--1996 Stock Option Plan" and "Description of Securities."

                                  RISK FACTORS

    Investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

                     SUMMARY--FINANCIAL AND OPERATING DATA

    The following table sets forth historical financial information, on a combined basis, of the operations of CDIL, as well as historical financial information attributable to the MacDonald Assets to be acquired by the Company upon successful completion of this Offering. The information is derived from the audited financial statements of CDIL and CD Acquisitions (a joint venture which was acquired by CDIL effective January 1, 1996), for each of the two years in the period ended December 31, 1995 and from the internally-prepared financial statements of such entities for the year ended December 31, 1993 and the nine months ended September 30, 1995 and 1996 appearing elsewhere in this Prospectus, and should be read in conjunction with such Financial Statements including the Notes thereto. See "Combined Statements of Operations," "Pro Forma Combined Condensed Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical information and pro forma disclosures are further explained in the accompanying notes.

                                                                                                    NINE MONTHS ENDED
                                                                                                      SEPTEMBER 30,
                                                             YEARS ENDED DECEMBER 31,            ------------------------
                                                   --------------------------------------------
                                                                                        AS           AS           AS
                                                       HISTORICAL COMBINED(1)       ADJUSTED(2)  ADJUSTED(2)  ADJUSTED(2)
                                                   -------------------------------  -----------  -----------  -----------
                                                     1993       1994       1995        1995         1995         1996
                                                   ---------  ---------  ---------  -----------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.................................  $     719  $   2,627  $   4,153   $   4,153    $   2,772    $   3,545
  Operating income (1)...........................         85        126        370         206          120          166
  Pro forma net income (1)(2)....................         67        110        277         168          104          140
  Pro forma net income per share (2).............                                          .09          .06          .08
  Shares used in computation.....................                                    1,780,000    1,780,000    1,780,000

--------------------------

(1) The operations to be acquired were organized as partnerships. Salaries for the partners were not reflected as salary expense but rather as a reduction of partnership equity. In addition, no provisions were included for income taxes since the earnings were distributed directly to the partners. Historical results have been adjusted to reflect the cash distributions to partners as compensation expense in the determination of operating and net income and to provide for income taxes in each of the periods.

(2) The amounts presented "as adjusted" are calculated as if the CDIL Acquisition, the MacDonald Acquisition and the Offering were completed as of January 1, 1995.

                                                                                                    NINE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                  -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                                    ($ IN THOUSANDS)
STORE DATA:
  System-wide sales.............................................  $   2,778  $  11,550  $  20,868  $  15,119  $  18,891
  Store Count:
    Beginning...................................................          2         19         67         67         96
    Open........................................................         17         51         36         28         16
    Close.......................................................         --          3          7          4          3
    Ending......................................................         19         67         96         91        109

                                  RISK FACTORS

    An investment in the securities being offered hereby involves substantial risk. Prospective investors should carefully consider the following factors, in addition to the other information set forth in this Prospectus.

    NO OPERATING HISTORY. Although CD Warehouse stores have operated since late 1992, the Company is only recently formed and will commence its operations upon the acquisition of CDIL's franchise operations and the concurrent MacDonald Acquisition. Although members of the Company's management have extensive experience in the franchise industry, only Mr. MacDonald has any experience in the retail music industry or in CD Warehouse franchises, and the Company itself has no operating history upon which investors may base their evaluation of the Company's performance. As a result of the Company's lack of operating history, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    EXPANSION. The Company's growth will depend in part on its ability to open and operate new stores on a profitable basis. Upon consummation of the CDIL Acquisition and the MacDonald Acquisition, the Company will have an interest in 109 stores, 35 of which will be managed by its subsidiary, CD Management. By the end of 1997, the Company contemplates having approximately 45 to 48 Company-owned or managed stores and 91 to 97 franchised stores in operation. There can be no assurance that the Company will achieve these goals for 1997. The opening and success of new stores will depend on various factors, including customer acceptance of the Company's buy-sell-trade concept in new markets, the availability of suitable store sites, the negotiation of acceptable lease or purchase terms for new locations, the financial and other capabilities of the Company and its franchisees, the ability of the Company to manage the anticipated expansion and hire and train personnel and general economic and business conditions. Some of the foregoing factors are not within the control of the Company or its franchisees. See "Business--Expansion Strategy" and "--Government Regulation."

    The Company's expansion will also require the implementation and integration of enhanced operational and financial systems and additional management, operational and financial resources. Failure to implement and integrate these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate the growth of its predecessor, CDIL. On a pro forma basis, the Company experienced growth in revenues and net income in 1995 and for the nine months ended September 30, 1996. There can be no assurance that the Company will continue to experience growth in, or maintain the present level of, revenues or net earnings.

    DEPENDENCE ON FRANCHISEES. Prior to the implementation of the Company's plan to own and open new stores, the Company will be primarily reliant upon its revenues from initial franchise fees, continuing royalty payments from its franchisees and wholesale CD sales throughout the current store system. If the Company's franchisees encounter business or operational difficulties, the Company's revenues from royalties will be adversely affected. Such difficulties may also negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are significantly related to the success of its franchised stores, over which the Company has limited operational control. There can be no assurance that the Company will be able to successfully attract new franchises or that the Company's franchisees will be able to successfully operate existing or develop and operate additional CD Warehouse stores. See "Business--Expansion Strategy" and "Business--Franchise Program."

    GOVERNMENT REGULATION. The Company is subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain franchise offering materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain any requisite licenses or approvals to sell franchises could adversely affect the Company's results of operations. CDIL is subject to a currently effective cease and desist order as a result of CDIL's failure to register its franchise in the State of South Dakota. See "Legal Proceedings." Additionally, while royalty payments are required to be paid on the sale of new CD's, no such payments are currently required on the sale of preowned CD's. The future enactment, adoption or amendment of laws or regulations, such as establishing basic franchisee rights, or the imposition of royalties on the sales of preowned CD's, could adversely affect the Company's results of operations. See "Business--Franchise Program" and "Business--Government Regulation."

    COMPETITION. The prerecorded music market is highly competitive. The Company competes with other chain retailers who specialize in prerecorded music, discounters and other mass merchandisers, direct mail programs such as record clubs, and local operators. In the Company's judgment, small operators may be well located, but usually have significant disadvantages in inventory selection and cost relative to chain retailers. The Company is aware of, and competes with, one franchisor of stores which sell preowned and new CD's, Disc-Go-Round-Registered Trademark-, and one national music and video retail chain, Wherehouse Entertainment, Inc., which in recent years has begun selling preowned CD's. An increase in the number of competitors, particularly the large chains, selling preowned CD's in the Company's territories could have an adverse impact on the Company's results of operations and expansion plans. See "Business-- Competition."

    TECHNOLOGICAL ADVANCEMENT. The advent of the CD as the prevailing form of prerecorded music is less than 15 years old. The CD has during this period surpassed vinyl records and subsequently audio cassette tapes as the dominant form of music reproduction. Subsequent technological advancements in music reproduction media may occur which may adversely affect the CD marketplace as it exists today. Further refinement in size and capacity of CD's is currently anticipated. The Company's strategy is to adapt the CD Warehouse concept to compete effectively as the industry changes. However, the evolution of music reproduction media could occur in such a manner, or at a pace, that would adversely affect the Company's results of operations and profitability.

    POSSIBLE ACQUISITIONS. The Company's growth strategy includes possible acquisitions of CD music retailers specializing in preowned CD titles. However, no assurance can be given that the Company will be able to find attractive acquisition candidates, consummate additional acquisitions or that it will successfully integrate, convert or operate any acquired business. In the event that the Company makes acquisitions, there can be no assurance that any such acquisition and resulting conversion expenses, including loss of unit sales during the remodel period, will not have a material adverse effect upon the Company's operating results, particularly during the period in which such operations are being integrated into the Company. Furthermore, the Company's ability to make acquisitions may depend upon its ability to obtain financing. There can be no assurance that the Company will be able to obtain financing or, if available, that such financing will be on acceptable terms. See "Business--Expansion" and "--Possible Need for Additional Funds." The Company has no plan, proposal, agreement, understanding or arrangement to acquire or merge with any specific business or company, nor has it identified any specific business or company for investigation and evaluation.

    LACK OF INDEPENDENT APPRAISALS OF PURCHASE PRICE OF CDIL ASSETS AND MACDONALD ASSETS. No independent appraisals were obtained in determining the purchase price of the CDIL Assets and the MacDonald Assets. Although the terms of the purchase prices were negotiated at arm's-length by the respective parties, no assurance can be given that the consideration paid by the Company with respect to the CDIL Assets and the MacDonald Assets accurately reflects the fair market value of such assets. See "Certain Transactions."

    RISKS OF LEVERAGE. There are currently no limitations relating to the Company's ability to borrow funds to increase the amount of capital available to the Company to effect a business combination or otherwise finance the operations of any acquired business. The amount and nature of any borrowings by the Company will depend on numerous considerations, including the Company's capital requirements, the Company's perceived ability to meet debt services on any such borrowings, and then-prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or otherwise sought, will be available on terms deemed to be commercially acceptable and in the best interest of the Company. The inability of the Company to borrow funds required to effect or facilitate a business combination, or to provide funds for an additional infusion of capital into an acquired business, may have a material adverse effect on the Company's financial condition and future prospects. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with incurring of indebtedness, including (i) if the Company's operating revenues after the business combination were to be insufficient to pay debt service, there would be a risk of default and foreclosure on the Company's assets; (ii) if a loan agreement contains covenants that require the maintenance of certain financial ratios or reserves, and any such covenant is breached without a waiver or renegotiation of the terms of that covenant, then the lender could have the right to accelerate the payment of the indebtedness even if the Company has made all principal and interest payments when due; (iii) if the interest rate on a loan fluctuated or the loan was payable on demand, the Company would bear the risk of variations in the interest rate or demand for payment; and (iv) if the terms of a loan did not provide for amortization prior to maturity of the full amount borrowed and the "balloon" payment could not be refinanced at maturity on acceptable terms, the Company might be required to seek additional financing and, to the extent that additional financing is not available on acceptable terms, to liquidate its assets. Furthermore, an acquired business may have previously incurred debt financing and, therefore, may already be subject to the risks inherent thereto, as discussed above.

    DEPENDENCE ON KEY PERSONNEL; NO KEY MAN INSURANCE. The Company's future success will be highly dependent on the continued efforts of Jerry W. Grizzle, President and Chief Executive Officer; Gary D. Johnson, Chief Operating Officer and Executive Vice President; Bruce D. MacDonald, Vice President-- Company Store Operations; and Doyle E. Motley, Senior Vice President and Chief Financial Officer. Although the Company has employment agreements with all of its senior management, the Company presently does not own any key man life insurance policies with respect to any of such individuals, and the loss of the services of one or more of such key personnel could have a material adverse effect upon the Company's results of operations. The Company is presently reviewing the desirability of obtaining key man life insurance policies with respect to the Chief Executive Officer and the Chief Operating Officer. The Company's success is also dependent upon its ability to attract and retain skilled retail managers and employees who are also knowledgeable in music and the ability of its key personnel to manage the Company's growth and integrate its operations. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY. The Company expects to experience fluctuations in future quarterly operating results that may be caused by many factors, including variations in the number and timing of store openings, the quality of release titles available for sale, additional and existing competition, marketing programs, weather, special or unusual events and national, regional and local economic conditions that may affect retailers in general. Any concentration of new store openings and the related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results. The retail music business is somewhat seasonal, with revenues in September and October generally being lower compared to other months of the year. The Company anticipates that its revenues will track traditional consumer music-buying habits. Therefore, revenues are expected to decline during the fall months of the third fiscal quarter and increase during the late fourth-quarter peak holiday season. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful, and should not be relied upon, as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTROL BY MANAGEMENT. The Company's executive officers and directors and their respective affiliates will beneficially own an aggregate of approximately 24.1% of the Company's outstanding shares of Common Stock after the Offering (approximately 22.3% if the Underwriters' over-allotment option is exercised in full). Additionally, Mark E. Kane, the founder of CDIL, will own approximately 19.7% of the Company's outstanding shares of Common Stock after the Offering (approximately 18.1% if the Underwriters' over-allotment option is exercised in full). Such stockholders, if voting together, may, as a practical matter, have sufficient voting power to elect the board of directors of the Company (the "Board of Directors"), exercise significant control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions and prevent or cause a change in control of the Company, all of which may adversely affect the market price of the Common Stock. See "Principal Stockholders."

    ANTI-TAKEOVER PROVISIONS. Certain provisions of the Delaware General Corporation Law (the "DGCL") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's stockholders to fix the rights, privileges and preferences of and to issue shares of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), which may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Delaware Law."

    In addition to the authorization of Preferred Stock, the Company's Certificate of Incorporation and Bylaws include several other provisions which may have the effect of inhibiting a change of control of the Company. These include a classified Board of Directors, no stockholder action by written consent and advance notice requirements for stockholder proposals and director nominations. The provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company.

    SUBSTANTIAL DILUTION. Assuming the consummation of the CDIL Acquisition and the MacDonald Acquisition, this Offering involves an immediate dilution of approximately $4.04 per share of Common Stock (approximately 81% of the offering price per share) between the offering price per share and the pro forma net tangible book value per share of the Common Stock immediately after the completion of this Offering. See "Dilution."

    LIMITED UNDERWRITING EXPERIENCE. Capital West Securities, Inc., one of the Underwriters, was first registered as a broker-dealer in May 1995 and has participated in only four public equity offerings as an underwriter. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this Offering. See "Underwriting."

    ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock. Although the Company's Common Stock has been approved for listing on the Nasdaq SmallCap Market under the trading symbol "CDWI," there can be no assurance that an active public market will develop for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Underwriters, and may not be indicative of the market price for the Common Stock after the completion of the Offering. Among the factors to be considered in such negotiations are prevailing market conditions, the pro forma results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors, if any, deemed relevant. See "Underwriting."

    Moreover, the trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new services or products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. See "Business and Properties." Recent history relating to the market prices of other newly public companies indicates that the market price of the Company's Common Stock following the Offering may be highly volatile. At various times, the stock market has experienced volatility that has particularly affected the market prices for stock of particular industry groups, such as retail-oriented companies, often without regard to a particular company's operating results.

    POSSIBLE DELISTING FROM NASDAQ SMALLCAP MARKET; DISCLOSURE RELATING TO LOW PRICED STOCKS. Although the Company's Common Stock has been approved for listing on the Nasdaq SmallCap Market, there can be no assurance that a trading market will develop or, if developed, that it will be maintained. In addition, there can be no assurance that the Company will in the future meet the maintenance criteria for continued quotation of the securities on the Nasdaq SmallCap Market. The maintenance criteria for the Nasdaq SmallCap Market include, among other things, $2,000,000 in total assets, $1,000,000 in capital and surplus, a public float of 100,000 shares with a market value equal to $200,000, two market makers and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the Nasdaq SmallCap Market if the market value of its public float is at least $1,000,000 and the issuer has at least $2,000,000 in equity. If the Company were removed from the Nasdaq SmallCap Market, trading, if any, in the Common Stock would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, such securities.

    In addition, if the Common Stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock is less than $5.00 per share at a time when the net tangible assets of the Company are less than $5,000,000, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on the Nasdaq SmallCap Market that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability or purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that the Common Stock will not be delisted or treated as a penny stock.

    SHARES ELIGIBLE FOR FUTURE SALE. After the completion of the Offering and the MacDonald Acquisition, 1,780,000 shares of Common Stock will be outstanding. See "Certain Transactions." Of such shares, the 1,000,000 shares sold pursuant to the Offering will be tradeable without restriction by persons other than "affiliates" of the Company. The remaining 780,000 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act.

    The directors and executive officers of the Company (including Bruce D. MacDonald), as well as Mark E. Kane, collectively will hold 780,000 shares (the "Affiliate Shares"), or approximately 43.8%, of the outstanding shares of Common Stock after the Offering. Such individuals have agreed not to, directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of any Common Stock for a period of 24 months after the date of this Prospectus without the prior written consent of Capital West Securities, Inc. Upon expiration of the 24-month period, 244,706 of the Affiliate Shares will be eligible for immediate resale without restriction under the Securities Act, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act (with 162,353 of such shares entitled to piggyback registration rights for a period of two years thereafter). The remaining 535,294 Affiliate Shares are subject to escrow agreements required by certain state securities regulatory agencies, the terms of which provide that such shares be held in escrow for up to six years, subject to earlier release if the Company attains certain levels of earnings for any two consecutive fiscal years or the Common Stock trades at 175% of the public offering price per share for at least 90 consecutive trading days at least one year after the effective date of the Offering. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

    ABSENCE OF DIVIDENDS. The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

    POSSIBLE NEED FOR ADDITIONAL FUNDS. Bank of Oklahoma, N.A., Oklahoma City, Oklahoma has agreed to provide the Company a $2,000,000 credit facility (the "Credit Facility") upon completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on current pro forma levels of operations and the Company's current plans for expansion, the Company anticipates that its existing capital resources, including the Credit Facility, together with the proceeds of the Offering, will enable it to maintain its operations for the foreseeable future. However, the Company may require additional funds to sustain and expand its sales and marketing activities, particularly if a well-financed competitor emerges. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. The inability to obtain sufficient funds from operations or external sources would have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock being offered hereby are estimated to be approximately $4,175,000 (approximately $4,801,250 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds (assuming no exercise of the Underwriters' over-allotment option) approximately as follows:

                                                                             APPROXIMATE    APPROXIMATE PERCENTAGE
                                   USE                                      DOLLAR AMOUNT       OF NET PROCEEDS
--------------------------------------------------------------------------  --------------  -----------------------

Funding of CDIL Acquisition (1)...........................................   $  3,100,000              74.2%
Opening or remodeling of Company stores (2)...............................        800,000              19.2%
Working capital and general corporate purposes............................        275,000               6.6%
                                                                            --------------           ------
  Total...................................................................   $  4,175,000             100.0%
                                                                            --------------           ------
                                                                            --------------           ------

------------------------

(1) Represents the balance of the $3,200,000 purchase price for the CDIL Assets. See "Business and Properties--General" and "Certain Transactions."

(2) Represents anticipated costs of approximately $84,000 per store for a minimum of nine Company-owned stores which the Company plans to open in 1997. See "Business and Properties--Company Store Program."

    The CDIL Acquisition will be completed immediately upon consummation of the Offering. Pending any other use of the proceeds, the Company intends to invest the remaining proceeds from the Offering in investment grade short-term, interest-bearing securities.

                                DIVIDEND POLICY

    To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition and other relevant factors. The Company does not expect to declare or pay any dividends on Common Stock in the foreseeable future.

                                    DILUTION

    At October 15, 1996, the pro forma, as adjusted, net tangible book value of the Company's Common Stock was approximately $1,714,000, or $.96 per share. Net tangible book value per share of Common Stock is defined as total tangible assets of the Company less total liabilities, divided by the total number of shares of Common Stock outstanding. The combination of this Offering and the consummation of both the CDIL Acquisition and the MacDonald Acquisition represent an immediate dilution of $4.04 per share to new investors purchasing shares of Common Stock in this Offering.

    The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing or subscribed stockholders and new investors purchasing shares in this Offering:

                                               SHARES PURCHASED             TOTAL CONSIDERATION          AVERAGE
                                           -------------------------     -------------------------      PRICE PER
                                              NUMBER         PERCENT        AMOUNT         PERCENT        SHARE
                                           -------------     -------     -------------     -------     -----------
Existing or subscribed stockholders
  (cash).................................        700,000(1)    39.3%     $     700,000       11.5%     $     1.00
MacDonald stock..........................         80,000        4.5%           400,000(2)     6.6%     $     5.00
New investors............................      1,000,000       56.2%         5,000,000       81.9%     $     5.00
                                           -------------     -------     -------------     -------
  Total..................................      1,780,000      100.0%     $   6,100,000      100.0%
                                           -------------     -------     -------------     -------
                                           -------------     -------     -------------     -------

------------------------

(1) Includes 350,000 shares of Common Stock for which Mark E. Kane, the founder of CDIL, previously has subscribed, but the payment for which is conditioned upon the consummation of the Offering. See "Certain Transactions--CDIL Acquisition."

(2) Represents the purchase price paid for the MacDonald Assets. See "Certain Transactions--MacDonald Acquisition."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at October 15, 1996 and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus.

                                                                                              OCTOBER 15, 1996
                                                                                          ------------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                          ----------  ------------
Stockholders' Equity:
  Common Stock; $.01 par value, 10,000,000 shares authorized; 350,000 shares issued and
    outstanding; 1,780,000 shares as adjusted (1)(2)....................................  $    3,500  $     17,800
  Preferred Stock; $.01 par value, 5,000,000 shares authorized, no shares issued and
    outstanding, actual or adjusted.....................................................      --           --
  Additional paid-in capital............................................................     346,500     5,257,200
  Retained earnings.....................................................................      --           --
                                                                                          ----------  ------------
    Total capitalization................................................................  $  350,000  $  5,275,000
                                                                                          ----------  ------------
                                                                                          ----------  ------------

------------------------

(1) Includes 350,000 shares of Common Stock for which Mark E. Kane, the founder of CDIL, previously has subscribed, but the payment for which is conditioned upon the consummation of the Offering, and 80,000 shares of Common Stock to be issued to Bruce D. MacDonald in connection with the MacDonald Acquisition. See "Certain Transactions."

(2) Excludes 400,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management--1996 Stock Option Plan" and "Description of Securities."

                       COMBINED STATEMENTS OF OPERATIONS

    The following table (unaudited) sets forth the combined historical results of operations of CDIL, CD Acquisitions and the MacDonald Assets to be acquired by the Company. The historical information has been adjusted to eliminate operations to be retained by CDIL and to provide charges for executive compensation and income taxes as explained below. The information should be read in conjunction with the historical Financial Statements and the Pro Forma Combined Condensed Financial Statements included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                     -------------------------------  --------------------
                                                                       1993       1994       1995       1995       1996
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                        (IN THOUSANDS)
Revenues:
  Retail store sales...............................................  $     372  $     316  $     281  $     213  $     178
  Wholesale merchandise sales......................................        139      1,568      2,717      1,746      2,442
  Software income, net.............................................         10         62         24          1          8
  Royalty income...................................................        112        527        947        670        856
  Franchise and development fees...................................         86        154        184        142         61
                                                                     ---------  ---------  ---------  ---------  ---------
    Total revenues.................................................        719      2,627      4,153      2,772      3,545

Costs and expenses:
  Cost of sales--retail store sales................................        272        196        180        134        109
  Cost of sales--wholesale merchandise sales.......................        139      1,539      2,511      1,584      2,298
  Retail store operating expenses..................................         88         79         68         51         51
  General and administrative (2)...................................        135        681      1,015        782        972
  Depreciation and amortization....................................     --              6          9          8          9
                                                                     ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................................        634      2,501      3,783      2,559      3,439
                                                                     ---------  ---------  ---------  ---------  ---------

Operating income...................................................         85        126        370        213        106
Other income.......................................................         16         40         49         39         47
                                                                     ---------  ---------  ---------  ---------  ---------

Income before pro forma provision for income taxes.................        101        166        419        252        153
Pro forma provision for income taxes (2)...........................         34         56        142         86         52
                                                                     ---------  ---------  ---------  ---------  ---------
Pro forma net income (2)...........................................  $      67  $     110  $     277  $     166  $     101
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

------------------------

(1) Operations to be retained by CDIL have been eliminated from the combined information presented above.

(2) The operations to be acquired were organized as partnerships and did not historically include charges for executive compensation or income taxes. The information presented above includes charges for executive compensation based on the cash distribution to partners in each of the periods presented. Such amounts, which are included in general and administrative expenses are:

       Years ended December 31,            Nine months ended September 30,
            1993--$ 82,000                          1995--$252,000
            1994--$227,000                          1996--$405,000
            1995--$296,000

    The pro forma provisions for income taxes are based on a rate of 34% applied to pro forma income before income tax in each of the periods presented.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was formed in September 1996 to acquire the assets of CDIL, a Texas limited partnership which franchises and operates stores throughout the United States and England under the name "CD Warehouse." The first CD Warehouse store was opened in 1992. Under the CD Warehouse name, there are currently 106 domestic units operating in 26 states and 3 international units operating in England.

    Simultaneously with the closing of the Offering, the Company will acquire the CDIL Assets for a purchase price of $3.2 million. See "Certain Transactions--CDIL Acquisition." In a related transaction, which also will occur simultaneously with the closing of the Offering, the Company will acquire the equity interests of MacDonald in 36 franchised CD Warehouse stores. Pursuant to the MacDonald Acquisition, the Company will acquire 100% ownership of MacDonald's Montfort Street Store and minority equity interests (including MacDonald's interest as a managing general partner or limited liability company manager) in the other 35 existing stores in which MacDonald has an interest. Upon acquisition of the Montfort Street Store and the MacDonald Equity Interests, the Company will manage and have an interest in 36 of the 109 stores in the CD Warehouse system. The Offering will not be closed unless there is a simultaneous closing of the CDIL Acquisition and the MacDonald Acquisition. Upon consummation of the CDIL Acquisition and the MacDonald Acquisition, the Company will acquire the rights to the CD Warehouse name, assume CDIL's role as franchisor under the franchise agreements to which CDIL is a party and manage and have an interest in the CD Warehouse stores in which MacDonald has an interest.

    The following discussion and analysis reviews the operations to be acquired by the Company in connection with the CDIL Acquisition and the MacDonald Acquisition for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996. All of such periods reflect the historical operations of CDIL and financial information attributable to the MacDonald Assets. The following discussion and analysis should be read in conjunction with the discussion about risk factors and the financial statements of the Company, CDIL and CD Acquisitions and notes related thereto and "Combined Statements of Operations" included elsewhere in this Prospectus.

    CDIL previously conducted its business through two separate entities, CDIL and CD Acquisitions. CD Acquisitions was formed to support the inventory needs of the CD Warehouse franchise system and engaged in the wholesale supply of new and preowned CD's to the franchise system, as well as sales of computer hardware and proprietary software to franchisees. CDIL and CD Acquisitions were merged effective January 1, 1996 as a Texas limited partnership.

    Historically, CDIL has had only a limited involvement in direct retail operations. The assets acquired from CDIL include minority interests in three partnerships which operate stores in Memphis, Tennessee, Edmond, Oklahoma and Tulsa, Oklahoma. The earnings from such partnerships are reflected as other income and the investment in those partnerships is reflected as an asset on CDIL's balance sheet. The retail store sales relate to the earnings attributable to the Montfort Street Store being acquired from MacDonald.

    On a pro forma basis, the Company's revenues are derived from three principal sources: (1) franchise fees and royalties from franchised stores; (2) sales of CD's and proprietary software to stores in the franchise system; and
(3) revenues attributable to the Montfort Street Store. Franchise and development fees are initially recorded as deferred revenue until each franchised store opens, at which time such fees are recorded as revenue.

    Cost of sales include the cost for CD's sold at retail and those sold at wholesale to franchised stores. Operating expenses consist primarily of labor costs, rent and advertising. General and administrative expenses include corporate and administrative salaries, accounting, legal and direct costs associated with franchise operations.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship of certain operating statement data to total revenues, except as otherwise indicated:

                                                                                              NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                    -------------------------------------  ------------------------
                                                       1993         1994         1995         1995         1996
                                                    -----------  -----------  -----------  -----------  -----------
REVENUES:
  Retail store sales..............................       51.7%        12.0%         6.8%         7.7%         5.0%
  Wholesale merchandise sales.....................       19.3%        59.7%        65.4%        63.0%        68.9%
  Software income, net............................        1.4%         2.4%          .6%          --%          .2%
  Royalty income..................................       15.6%        20.1%        22.8%        24.2%        24.2%
  Franchise and development fees..................       12.0%         5.8%         4.4%         5.1%         1.7%
                                                        -----        -----        -----        -----        -----
    Total revenues................................      100.0%       100.0%       100.0%       100.0%       100.0%

COST AND EXPENSES:
  Cost of sales--retail store sales (1)...........       73.1%        62.0%        64.1%        62.9%        61.2%
  Cost of sales--wholesale merchandise sales
    (2)...........................................      100.0%        98.2%        92.4%        90.7%        94.1%
  Retail store operating expenses (1).............       23.7%        25.0%        24.2%        23.9%        28.7%
  General and administrative......................       18.8%        25.9%        24.4%        28.2%        27.4%
  Depreciation and amortization...................      --   %          .2%          .2%          .3%          .3%

OPERATING INCOME..................................       11.8%         4.8%         8.9%         7.7%         3.0%
PRO FORMA NET INCOME..............................        9.3%         4.2%         6.7%         6.0%         2.8%

------------------------

(1) As a percentage of sales from the majority owned retail store.

(2) As a percentage of wholesale merchandise sales.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH THE NINE MONTHS ENDED
  SEPTEMBER 30, 1996

    REVENUES

    Total revenues increased by $773,000, or 28%, to $3,545,000 for the nine months ended September 30, 1996 compared to $2,772,000 for the nine months ended September 30, 1995. This increase resulted primarily from the 16 franchised stores opened during the nine months ended September 30, 1996, as well as from the 36 stores opened periodically throughout 1995 (which contributed revenues for the entire period in 1996), and the resulting increases in royalties and merchandise sales to more stores.

    Wholesale sales to franchised stores increased $696,000, or 40%, to $2,442,000 for the nine months ended September 30, 1996 compared to $1,746,000 for the nine months ended September 30, 1995. This increase resulted primarily from the opening inventory packages purchased by the 16 new franchised stores opened during the nine months ended September 30, 1996.

    Royalties from franchised stores increased $186,000, or 28%, to $856,000 for the nine months ended September 30, 1996 compared to $670,000 for the nine months ended September 30, 1995. This increase resulted primarily from the 16 new franchised stores opened during the nine months ended September 30, 1996, as well as from the 36 stores opened periodically throughout 1995 (which contributed revenues for the entire period in 1996).

    COSTS AND EXPENSES

    Cost of sales for wholesale sales to franchised stores increased $714,000, or 45%, to $2,298,000 for the nine months ended September 30, 1996 compared to $1,584,000 for the nine months period September 30, 1995. This increase is primarily the result of greater volume due to the increased number of stores opened during the period, as well as higher product cost from suppliers.

    General and administrative expenses increased by $190,000, or 24%, to $972,000 for the nine months ended September 30, 1996 compared to $782,000 for the nine months ended September 30, 1995. This increase resulted from the 16 new franchised stores opened during the nine months ended September 30, 1996 and the increase of executive salaries taken by the previous officers of $405,000 for the nine months ended September 30, 1996 compared to $252,000 for the same period of 1995.

    NET INCOME

    Net income decreased $65,000, or 39%, to $101,000 for the nine months ended September 30, 1996 compared to $166,000 for the same period ended September 30, 1995. This decrease was primarily due to the additional $153,000 in salary taken by CDIL's owners compared to the prior period.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

    REVENUE

    Total revenues increased by $1,526,000, or 58%, to $4,153,000 for the year ended December 31, 1995 compared to $2,627,000 for the year ended December 31, 1994. This increase was attributable primarily to the effect of 36 new franchised stores opened during 1995, as well as from the 51 stores opened periodically throughout 1994 (which contributed revenues for the entire period in 1995), and the resulting increase in royalties and merchandise sales.

    Wholesale sales to franchised stores increased by $1,149,000, or 73%, to $2,717,000 for the year ended December 31, 1995 compared to $1,568,000 for the year ended December 31, 1994. This increase was primarily the result of the 50% increase in the number of stores as well as increasing sales to all stores.

    Royalties from franchised stores increased $420,000, or 80%, to $947,000 for the year ended December 31, 1995 compared to $527,000 for the year ended December 31, 1994. This increase resulted primarily from the 36 new franchised stores opened during 1995, as well as from the 51 stores opened periodically throughout 1994 (which contributed revenues for the entire period in 1995).

    COSTS AND EXPENSES

    Cost of sales for wholesale sales to franchised stores increased by $972,000, or 63%, to $2,511,000 for the year ended December 31, 1995 compared to $1,539,000 for the year ended December 31, 1994. This increase is primarily the result of greater volume due to the increased number of stores opened during the period, as well as higher product cost from suppliers.

    General and administrative expenses increased by $334,000, or 49%, to $1,015,000, for the year ended December 31, 1995 compared to $681,000 for the year ended December 31, 1994. This increase was due primarily to greater franchise activity and support for the 36 new franchised store openings in 1995, as well as from the 51 stores opened periodically throughout 1994 (the full effects of which were recognized for the entire period in 1995).

    The Company recognized approximately $113,500 as bad debt expense for the year ended December 31, 1995 compared to no bad debt expense for the previous year. The increase was due to the closing of seven franchised stores during 1995, as well as to royalty revenues previously recognized which were deemed uncollectible in 1995 because of the operating status of certain franchised stores.

    NET INCOME

    Net income increased $167,000, or 152%, to $277,000 for the year ended December 31, 1995 compared to $110,000 for the same period ended December 31, 1994. This increase was attributable primarily to the higher royalty income from the 36 new franchised stores opened during 1995, as well as from the 51 stores opened periodically throughout 1994 (which contributed revenues for the entire period in 1995)

YEAR ENDED DECEMBER 31, 1993 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994

    CDIL began franchising stores in 1993, and had 19 stores open at year end 1993. During 1994, 51 stores opened. All items of revenue, costs and expenses and net income increased significantly in 1994 as compared to 1993, due almost entirely to the 168% increase in franchised stores open.

    REVENUES

    Total revenues increased by $1,908,000 to $2,627,000 for the year ended December 31, 1994 compared to $719,000 for the year ended December 31, 1993.

    Wholesale sales to franchised stores increased by $1,429,000 to $1,568,000 for the year ended December 31, 1994 compared to $139,000 for the year ended December 31, 1993.

    Royalties from franchised stores increased $415,000 to $527,000 for the year ended December 31, 1994 compared to $112,000 for the year ended December 31, 1993.

    COSTS AND EXPENSES

    Cost of goods sold for wholesale sales to franchised stores increased by $1,400,000 to $1,539,000 for the year ended December 31, 1994 compared to $139,000 for the year ended December 31, 1993.

    General and administrative expenses increased by $546,000 to $681,000 compared to $135,000 for the year ended December 31, 1993. This increase was due primarily to the increased franchise activity and administrative support necessary for the 51 new franchised store openings as well as the increased wholesale merchandise operations.

    NET INCOME

    Net income increased by $43,000, or 64%, to $110,000 for the year ended December 31, 1994 compared to $67,000 for the year ended December 31, 1993 as a result of the growth in the number of stores discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, CDIL has required capital primarily for the development of the franchise system and to fund inventory purchases for CD Acquisitions. CDIL has historically funded such expenditures with cash provided by operations. Net cash provided by operating activities of CDIL was $279,000 and $316,000 for the years ended December 31, 1994 and December 31, 1995, respectively, and $587,000 for the nine months ended September 30, 1996.

    The Company will have available approximately $1,500,000 in working capital from the proceeds of the Offering and the stock subscription of Mark E. Kane in connection with the CDIL Acquisition. This available capital will be used to support an aggressive Company store development program. In addition, the Company will be developing a standard decor package to establish the identity of the system through its appearance. Once the decor package is developed, the Company will evaluate the need to remodel the 36 stores in which the Company will have an equity interest as a result of the MacDonald Acquisition.

    The Company will also use its capital resources to take advantage of any suitable acquisition opportunities. The preowned CD market consists of numerous single store operators that the Company believes may be candidates for acquisition and conversion to the CD Warehouse concept.

    The Company and Mr. Grizzle are parties to a Finders and Release Agreement (the "Finders' Agreement"), pursuant to which the Company has agreed to pay certain unaffiliated parties a finder's fee of $100,000 for their assistance in identifying CDIL for potential acquisition or investment. The Company has made a nonrefundable payment of $40,000 in partial satisfaction of this obligation and is required to pay the balance of $60,000 at the closing of the CDIL Acquisition. None of the proceeds of the Offering will be used to pay the remaining obligation under the Finders' Agreement.

    In addition to the working capital expected to be available from the proceeds of the Offering after completion of the CDIL Acquisition, Bank of Oklahoma, N.A., Oklahoma City, Oklahoma has agreed to provide the Company a $2,000,000 credit facility upon completion of the Offering. The Credit Facility will bear an interest rate equal to .75% over Chase Manhattan's prime rate, adjusted semi-annually. No funds have been borrowed under this Credit Facility. It is the Company's opinion that the excess proceeds generated from the Offering, combined with the Credit Facility, will be sufficient to support the ongoing activities of the business for the foreseeable future.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The accompanying Pro Forma Combined Condensed Financial Statements reflect the historical financial position and results of operations of the Company adjusted for the acquisitions, using the purchase method of accounting, to be completed upon the successful completion of this Offering.

    The Pro Forma Combined Condensed Balance Sheet as of September 30, 1996 assumes capitalization of the Company by such date and the completion of this Offering and resulting acquisition of the CDIL Assets and the MacDonald Assets. The Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and September 30, 1996 have been prepared assuming the Offering and resulting acquisition of the CDIL Assets and the MacDonald Assets were completed on January 1, 1995.

    The pro forma adjustments are based upon available information and assumptions that management of the Company believes are reasonable. The Pro Forma Combined Condensed Financial Statements do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or the Company's financial position or results of operations for any future date or period. These Pro Forma Combined Condensed Financial Statements and notes thereto should be read in conjunction with the historical financial statements and notes included elsewhere herein.

                               CD WAREHOUSE, INC.

               PRO FORMA COMBINED CONDENSED BALANCE SHEET (NOTE)

                               SEPTEMBER 30, 1996

                                  (UNAUDITED)

                                     ASSETS

                                                              HISTORICAL
                                            -----------------------------------------------
                                                               COMPACT                            PRO FORMA
                                                CD              DISCS                           ADJUSTMENTS--
                                            WAREHOUSE,      INTERNATIONAL,      MACDONALD        OFFERING &            AS
                                               INC.             LTD.             ASSETS         ACQUISITIONS        ADJUSTED
                                            -----------     -------------     -------------     -------------     -------------

Current assets:
  Cash and cash equivalents.............    $  250,000      $    220,343      $        457      $  4,219,364(1)
                                                                                                    (220,343)(2)
                                                                                                  (3,100,000)(2)
                                                                                                     (80,000)(3)
                                                                                                     350,000(5)   $   1,639,821
  Accounts receivable, net..............        --               361,677           --               (178,736)(2)        182,941
  Merchandise inventory.................        --               579,169            46,762           (47,291)(2)        578,640
  Prepaid expenses and other............        --                12,423             2,345           (12,423)(2)          2,345
                                            -----------     -------------     -------------     -------------     -------------
Total current assets....................       250,000         1,173,612            49,564           930,571          2,403,747
Furniture, fixtures and equipment,
  net...................................        --                40,893               824            (4,860)(2)         36,857
Investment in partnerships..............        --                70,219            39,329           (18,290)(2)         91,258
Intangible and other assets, net........       206,394             4,946           --                (44,364)(1)
                                                                                                      (1,474)(2)
                                                                                                   3,001,791(2)
                                                                                                      80,000(3)
                                                                                                     313,234(4)       3,560,527
                                            -----------     -------------     -------------     -------------     -------------
Total assets............................    $  456,394      $  1,289,670      $     89,717      $  4,256,608      $   6,092,389
                                            -----------     -------------     -------------     -------------     -------------
                                            -----------     -------------     -------------     -------------     -------------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................    $   55,394      $    636,822      $    --           $    (27,082)(2)  $     665,134
  Accrued liabilities...................        --                 4,017             2,951            (6,813)(2)            155
  Advances and deposits.................        51,000           101,100           --                --                 152,100
                                            -----------     -------------     -------------     -------------     -------------
Total current liabilities...............       106,394           741,939             2,951           (33,895)           817,389
Minority interest.......................        --                   905           --                   (905)(2)       --
Stockholders' equity:
  Common stock..........................         3,500           --                --                 10,000(1)
                                                                                                         800(4)
                                                                                                       3,500(5)          17,800
  Additional paid-in capital............       346,500           --                --              4,165,000(1)
                                                                                                     399,200(4)
                                                                                                     346,500(5)       5,257,200
  Partners' capital.....................        --               546,826            86,766          (546,826)(2)
                                                                                                     (86,766)(4)       --
                                            -----------     -------------     -------------     -------------     -------------
                                               350,000           546,826            86,766         4,291,408          5,275,000
                                            -----------     -------------     -------------     -------------     -------------
Total liabilities and stockholders'
  equity................................    $  456,394      $  1,289,670      $     89,717      $  4,256,608      $   6,092,389
                                            -----------     -------------     -------------     -------------     -------------
                                            -----------     -------------     -------------     -------------     -------------

                               CD WAREHOUSE, INC.
               PRO FORMA COMBINED CONDENSED BALANCE SHEET (NOTE)
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE: The Company was formed in September 1996. For purposes of this Pro Forma Combining Balance Sheet, it is assumed capitalization occurred at September 30, 1996. The Company has not had any operations to date.

Combining and Pro Forma Adjustments:

(1)    To record the issuance of 1,000,000 shares of Common Stock of the Company in connection with this Offering:
       Estimated Offering proceeds.....................................................    $  5,000,000
       Estimated expenses of Offering (including $44,364 incurred to date).............         825,000
                                                                                           ------------
       Estimated net proceeds of Offering..............................................       4,175,000
       Offering expenses previously incurred...........................................          44,364
                                                                                           ------------
       Estimated net cash proceeds.....................................................    $  4,219,364
                                                                                           ------------
                                                                                           ------------
(2)    Acquisition of specified assets of CDIL and assumption of specified liabilities:
       Net assets at September 30, 1996................................................    $    546,826
       Less net assets retained by CDIL:...............................................
       Retail store....................................................................         (56,264)
       Investment in partnership.......................................................         (18,290)
       Cash and accounts receivable, net of accounts payable and accrued liabilities...        (374,063)
                                                                                           ------------
       Net assets acquired.............................................................          98,209
       Acquisition price...............................................................       3,200,000
                                                                                           ------------
       Excess of purchase price over assets acquired...................................       3,101,791
       Escrow deposit--to be paid to CDIL..............................................        (100,000)
                                                                                           ------------
                                                                                           $  3,001,791
                                                                                           ------------
                                                                                           ------------
(3)    Payment of balance of finder's fee..............................................    $     80,000
                                                                                           ------------
                                                                                           ------------
(4)    Acquisition of MacDonald Assets for 80,000 shares of Common Stock:
       Purchase price..................................................................    $    400,000
       Less net assets at September 30, 1996...........................................          86,766
                                                                                           ------------
       Excess of purchase price over assets acquired...................................    $    313,234
                                                                                           ------------
                                                                                           ------------
(5)    Payment of Common Stock subscription by initial stockholders....................    $    350,000
                                                                                           ------------
                                                                                           ------------

                               CD WAREHOUSE, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                     HISTORICAL--ACQUIRED OPERATIONS
                                            -------------------------------------------------
                                            COMPACT DISCS
                                            INTERNATIONAL,         CD             MACDONALD
                                                LTD.          ACQUISITIONS         ASSETS
                                            -------------     -------------     -------------
Revenues:
  Company operations:
    Retail store sales..................    $    291,948      $    --           $    281,144
    Wholesale merchandise sales.........         --              2,717,043           --
    Software income, net................          23,683           --                --
  Franchise operations:
    Royalty income......................         946,640           --                --
    Franchise and development fees......         184,250           --                --
                                            -------------     -------------     -------------
  Total revenues........................       1,446,521         2,717,043           281,144
  Operating costs and expenses:
    Cost of sales-retail store sales....         181,312           --                179,568
    Cost of sales-wholesale merchandise
      sales.............................         --              2,511,032           --
    Retail store operating expenses.....          71,253           --                 67,800
    General and administrative..........         641,191            77,918           --
    Depreciation and amortization.......           9,645           --                --
    Minority interest...................           7,293           --                --
                                            -------------     -------------     -------------
                                                 910,694         2,588,950           247,368
                                            -------------     -------------     -------------
  Operating income......................         535,827           128,093            33,776
  Other income..........................           2,987           --                 45,707
                                            -------------     -------------     -------------
  Income before income taxes............         538,814           128,093            79,483
  Pro forma provision for income
    taxes...............................         --                --                --
                                            -------------     -------------     -------------
  Pro forma net income..................    $    538,814      $    128,093      $     79,483
                                            -------------     -------------     -------------
                                            -------------     -------------     -------------
  Pro forma net income per share........
  Shares used in computation............

                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS
                                              PRO FORMA                            FOR THE
                                              COMBINING         PRO FORMA       OFFERING AND
                                             ADJUSTMENTS        COMBINED        ACQUISITIONS       AS ADJUSTED
                                            -------------     -------------     -------------     -------------
Revenues:
  Company operations:
    Retail store sales..................    $   (291,948)(1)  $    281,144                        $     281,144
    Wholesale merchandise sales.........                         2,717,043                            2,717,043
    Software income, net................                            23,683                               23,683
  Franchise operations:
    Royalty income......................                           946,640                              946,640
    Franchise and development fees......                           184,250                              184,250
                                            -------------     -------------                       -------------
  Total revenues........................        (291,948)        4,152,760                            4,152,760
  Operating costs and expenses:
    Cost of sales-retail store sales....        (181,312)(1)       179,568                              179,568
    Cost of sales-wholesale merchandise
      sales.............................                         2,511,032                            2,511,032
    Retail store operating expenses.....         (71,253)(1)        67,800                               67,800
    General and administrative..........         296,277(3)      1,015,386      $    (15,777)(5)        999,609
    Depreciation and amortization.......            (487)(1)         9,158           180,000(6)         189,158
    Minority interest...................          (7,293)(1)       --                                  --
                                            -------------     -------------     -------------     -------------
                                                  35,932         3,782,944           164,223          3,947,167
                                            -------------     -------------     -------------     -------------
  Operating income......................        (327,880)          369,816          (164,223)           205,593
  Other income..........................                            48,694                               48,694
                                            -------------     -------------     -------------     -------------
  Income before income taxes............        (327,880)          418,510          (164,223)           254,287
  Pro forma provision for income
    taxes...............................         142,000(4)        142,000           (56,000)(7)         86,000
                                            -------------     -------------     -------------     -------------
  Pro forma net income..................    $   (469,880)     $    276,510      $   (108,223)     $     168,287
                                            -------------     -------------     -------------     -------------
                                            -------------     -------------     -------------     -------------
  Pro forma net income per share........                                                          $         .09
                                                                                                  -------------
                                                                                                  -------------
  Shares used in computation............                                                              1,780,000
                                                                                                  -------------
                                                                                                  -------------

                               CD WAREHOUSE, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                                 HISTORICAL--ACQUIRED OPERATIONS
                                                 -------------------------------
                                                 COMPACT DISCS
                                                 INTERNATIONAL,      MACDONALD
                                                  LTD. (NOTE)         ASSETS
                                                 -------------     -------------
Revenues:
  Company operations:
    Retail store sales.......................    $    220,887      $    213,080
    Wholesale merchandise sales..............       1,745,403           --
    Software income, net.....................           1,242           --
  Franchise operations:
    Royalty income...........................         670,401           --
    Franchise and development fees...........         142,250           --
                                                 -------------     -------------
  Total revenues.............................       2,780,183           213,080

  Operating costs and expenses:
    Cost of sales--retail store sales........         137,551           133,843
    Cost of sales--wholesale merchandise
      sales..................................       1,583,822           --
    Retail store operating expenses..........          53,275            50,738
    General and administrative...............         530,410
    Depreciation and amortization............           8,555
    Minority interest........................           5,637
                                                 -------------     -------------
                                                    2,319,250           184,581
                                                 -------------     -------------
  Operating income...........................         460,933            28,499
  Other income...............................              89            38,637
                                                 -------------     -------------
  Income before income taxes.................         461,022            67,136
  Pro forma provision for income taxes.......         --                --
                                                 -------------     -------------
  Pro forma net income.......................    $    461,022      $     67,136
                                                 -------------     -------------
                                                 -------------     -------------
  Pro forma net income per share.............
  Shares used in computation.................


                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                   PRO FORMA                            FOR THE
                                                   COMBINING         PRO FORMA       OFFERING AND
                                                  ADJUSTMENTS        COMBINED        ACQUISITIONS       AS ADJUSTED
                                                 -------------     -------------     -------------     -------------
Revenues:
  Company operations:
    Retail store sales.......................    $   (220,887)(1)  $    213,080                        $     213,080
    Wholesale merchandise sales..............         --              1,745,403                            1,745,403
    Software income, net.....................         --                  1,242                                1,242
  Franchise operations:
    Royalty income...........................         --                670,401                              670,401
    Franchise and development fees...........         --                142,250                              142,250
                                                 -------------     -------------                       -------------
  Total revenues.............................        (220,887)        2,772,376                            2,772,376
  Operating costs and expenses:
    Cost of sales--retail store sales........        (137,551)(1)       133,843                              133,843
    Cost of sales--wholesale merchandise
      sales..................................                         1,583,822                            1,583,822
    Retail store operating expenses..........         (53,275)(1)        50,738                               50,738
    General and administrative...............         251,997(3)        782,407      $    (41,622)(5)        740,785
    Depreciation and amortization............                             8,555           135,000(6)         143,555
    Minority interest........................          (5,637)(1)       --                                  --
                                                 -------------     -------------     -------------     -------------
                                                       55,534         2,559,365            93,378          2,652,743
                                                 -------------     -------------     -------------     -------------
  Operating income...........................        (276,421)          213,011           (93,378)           119,633
  Other income...............................         --                 38,726           --                  38,726
                                                 -------------     -------------     -------------     -------------
  Income before income taxes.................        (276,421)          251,737           (93,378)           158,359
  Pro forma provision for income taxes.......          86,000(4)         86,000           (32,000)(7)         54,000
                                                 -------------     -------------     -------------     -------------
  Pro forma net income.......................    $   (362,421)     $    165,737      $    (61,378)     $     104,359
                                                 -------------     -------------     -------------     -------------
                                                 -------------     -------------     -------------     -------------
  Pro forma net income per share.............                                                          $         .06
                                                                                                       -------------
                                                                                                       -------------
  Shares used in computation.................                                                              1,780,000
                                                                                                       -------------
                                                                                                       -------------

Note: CD Acquisitions included with CDIL as though a combined entity. Such entities were merged January 1, 1996.

                               CD WAREHOUSE, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                 HISTORICAL--ACQUIRED OPERATIONS
                                                 -------------------------------
                                                 COMPACT DISCS
                                                 INTERNATIONAL,      MACDONALD
                                                  LTD. (NOTE)         ASSETS
                                                 -------------     -------------
Revenues:
  Company operations:
    Retail store sales.......................    $    200,329      $    178,399
    Wholesale merchandise sales..............       2,442,442
    Software income, net.....................           8,057
  Franchise operations:
    Royalty income...........................         856,175
    Franchise and development fees...........          60,500
                                                 -------------     -------------
  Total revenues.............................       3,567,503           178,399

  Operating costs and expenses:
    Cost of sales--retail store sales........         125,419           109,255
    Cost of sales--wholesale merchandise
      sales..................................       2,297,730
    Retail store operating expenses..........          58,517            50,597
    General and administrative...............         567,102
    Depreciation and amortization............           9,218
    Minority interest........................           3,165
                                                 -------------     -------------
                                                    3,061,151           159,851
                                                 -------------     -------------
  Operating income...........................         506,352            18,547
  Other income...............................          31,965            27,270
                                                 -------------     -------------
  Income before income taxes.................         538,317            45,817
  Pro forma provision for income taxes.......         --
                                                 -------------     -------------
  Pro forma net income.......................    $    538,317      $     45,817
                                                 -------------     -------------
                                                 -------------     -------------
  Pro forma net income per share.............
  Shares used in computation.................


                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                   PRO FORMA                            FOR THE
                                                   COMBINING         PRO FORMA       OFFERING AND
                                                  ADJUSTMENTS        COMBINED        ACQUISITIONS       AS ADJUSTED
                                                 -------------     -------------     -------------     -------------
Revenues:
  Company operations:
    Retail store sales.......................    $   (200,329)(1)  $    178,399                        $     178,399
    Wholesale merchandise sales..............                         2,442,442                            2,442,442
    Software income, net.....................                             8,057                                8,057
  Franchise operations:
    Royalty income...........................                           856,175                              856,175
    Franchise and development fees...........                            60,500                               60,500
                                                 -------------     -------------                       -------------
  Total revenues.............................        (200,329)        3,545,573                            3,545,573
  Operating costs and expenses:
    Cost of sales--retail store sales........        (125,419)(1)       109,255                              109,255
    Cost of sales--wholesale merchandise
      sales..................................                         2,297,730                            2,297,730
    Retail store operating expenses..........         (58,517)(1)        50,597                               50,597
    General and administrative...............         405,184(3)        972,286      $   (194,809)(5)        777,477
    Depreciation and amortization............                             9,218           135,000(6)         144,218
    Minority interest........................          (3,165)(1)       --                                  --
                                                 -------------     -------------     -------------     -------------
                                                      218,083         3,439,085           (59,809)         3,379,276
                                                 -------------     -------------     -------------     -------------
  Operating income...........................        (418,412)          106,487            59,809            166,296
  Other income...............................         (12,290)(2)        46,945           --                --
                                                 -------------     -------------     -------------     -------------
  Income before income taxes.................        (430,702)          153,432            59,809            213,241
  Pro forma provision for income taxes.......          52,000(4)         52,000            21,000(7)          73,000
                                                 -------------     -------------     -------------     -------------
  Pro forma net income.......................    $   (482,702)     $    101,432      $     38,809      $     140,241
                                                 -------------     -------------     -------------     -------------
                                                 -------------     -------------     -------------     -------------
  Pro forma net income per share.............                                                          $         .08
                                                                                                       -------------
                                                                                                       -------------
  Shares used in computation.................                                                              1,780,000
                                                                                                       -------------
                                                                                                       -------------

Note: Effective January 1, 1996, CD Acquisitions was merged into CDIL and is included in consolidated CDIL amounts.

                               CD WAREHOUSE, INC.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                             PRO FORMA ADJUSTMENTS
                                  (UNAUDITED)

                                                                                           NINE MONTHS       NINE MONTHS
                                                                         YEAR ENDED           ENDED             ENDED
                                                                        DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,
                                                                            1995              1995              1996
                                                                        -------------     -------------     -------------
(1)     Eliminate retail store operations of majority-owned store of
          CDIL--to be retained by CDIL:
        Retail store sales..........................................    $    291,948      $    220,887      $    200,329

        Cost of sales...............................................         181,312           137,551           125,419
        Retail store operating expense..............................          71,253            53,275            58,517
        Depreciation and amortization...............................             487           --                --
        Minority interest...........................................           7,293             5,637             3,165
                                                                        -------------     -------------     -------------
                                                                             260,345           196,463           187,101
                                                                        -------------     -------------     -------------
        Net.........................................................    $     31,603      $     24,424      $     13,228
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(2)     Eliminate equity in earnings of investment in partnership of retail store located in Orange Park, Florida--to be
          retained by CDIL..........................................    $    --           $    --           $     12,290
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(3)     Allocate partner cash distributions as salaries of officers
          of CDIL...................................................    $    296,277      $    251,997      $    405,184
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(4)     Provide for income taxes at statutory rate on income of
          partnership entities after above adjustments:
        Combined pre-tax combined income before pro forma
          adjustment................................................    $    746,390      $    528,158      $    584,134
        Adjustments, net--above.....................................        (327,880)         (276,421)         (430,702)
                                                                        -------------     -------------     -------------
                                                                        $    418,510      $    251,737      $    153,432
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
        Pro forma income taxes......................................    $    142,000      $     86,000      $     52,000
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(5)     Adjust executive compensation as a result of employment
          arrangements with new officers of the Company:
        New officers' compensation..................................    $    280,500      $    210,375      $    210,375
        Pro forma adjustment for partners' cash draws...............        (296,277)         (251,997)         (405,184)
                                                                        -------------     -------------     -------------
        Net.........................................................    $    (15,777)     $    (41,622)     $   (194,809)
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(6)     Amortization of estimated goodwill on purchase transaction
          over twenty-year period...................................    $    180,000      $    135,000      $    135,000
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------
(7)     Pro forma income tax effect of adjustments for the offering
          and acquisition...........................................    $    (56,000)     $    (32,000)     $     21,000
                                                                        -------------     -------------     -------------
                                                                        -------------     -------------     -------------

                            BUSINESS AND PROPERTIES

GENERAL

    The Company was formed in September 1996 to acquire the assets of CDIL, a Texas limited partnership which franchises stores throughout the United States and England under the name "CD Warehouse." CD Warehouse stores sell, trade and buy new and preowned CD's and related products. According to the January 1996 issue of ENTREPRENEUR MAGAZINE, CDIL was ranked among the top 30 new franchises in the United States. At September 30, 1996, there were 109 CD Warehouse stores in 26 states and England.

    The CD is a digital storage medium developed by Phillips Electronics of the Netherlands and Sony Corporation of Japan and introduced commercially in the U.S. in 1983. The pronounced freedom from surface noise, the absence of tape hiss, and the large dynamic range of the CD (i.e., the ability to play very quiet and very loud passages without excessive distortion) have made the digitally-recorded CD a success in the music industry. Moreover, improved mechanical isolation of CD players, information buffering and rapid random access have made CD playing acceptable for automobile as well as home use.

    According to the Recording Industry Association of America (the "RIAA"), CD sales in the United States were over 700 million units in 1995, generating annual sales exceeding $9 billion. The lack of any audible difference between new and preowned CD's, durability of the medium, cost savings and the accumulating stock of available CD's for resale, suggest the possibility for rapid market growth in the preowned CD market.

    CD Warehouse stores sell CD's, take customers' CD's in trade or buy customers' CD's for cash. The CD Warehouse concept capitalizes on the emergence of CD's as the prevailing form of prerecorded music. Because the CD is encased in plastic and read by a laser, the playing of CD's, and even the occasional careless handling of CD's, rarely cause damage that will impair performance or result in any degradation of sound quality. In the absence of pronounced abuse, CD's may reasonably be expected to last for decades; premium (gold-plated) CD's may last significantly longer. Such extraordinary durability, coupled with the standard error-correction circuitry in CD players, means that preowned CD's are essentially indistinguishable from new CD's in terms of audible performance. By offering quality preowned CD's at substantial savings and responding to consumers' desire to recycle merchandise they no longer want or use but which has intrinsic value, the CD Warehouse remarketing concept emphasizes consumer value. The CD Warehouse marketing slogan, "selling compact discs at compact prices," embodies this concept.

    A typical CD Warehouse store, located in a high traffic strip shopping center, will occupy between 1,000 and 2,000 square feet and offer between 8,000 and 12,000 selections, with approximately 80% of the dollar sales volume being preowned selections and the balance being new releases from the major music categories. At each CD Warehouse store, a customer selects from a number of new and preowned CD's and may listen to preowned CD's before purchase. Typically, each CD Warehouse store carries the majority of the Billboard Top 100 selections as "new" inventory, filling out its inventory selection with preowned CD's which are purchased for $1 to $4 and remarketed for $6 to $9.

    The Company's expansion strategy for 1997 is to open 9 to 12 Company-owned stores and 18 to 24 franchised stores. Simultaneously with the closing of the Offering, the Company will acquire the CDIL Assets for a purchase price of $3.2 million. See "Certain Transactions--CDIL Acquisition." In a related transaction, which also will occur simultaneously with the closing of the Offering, the Company will acquire the equity interests of MacDonald in 36 franchised CD Warehouse stores. See "Certain Transactions-- MacDonald Acquisition." The Offering will not be closed unless there is a simultaneous closing of the CDIL Acquisition and the MacDonald Acquisition. Upon consummation of the CDIL Acquisition and the MacDonald Acquisition, the Company will acquire the rights to the CD Warehouse name, assume CDIL's role as franchisor under the franchise agreements to which CDIL was a party and manage and have an interest in the CD Warehouse Stores in which MacDonald had an interest.

    During the year ended December 31, 1995 and the nine months ended September 30, 1996, on a pro forma basis taking into account the CDIL Acquisition and the MacDonald Acquisition, the Company had pro forma total revenues of approximately $4,153,000 and $3,545,000, respectively, and pro forma net income, as adjusted, of approximately $168,000 and $140,000, respectively. There can be no assurance that the historical level of the Company's revenues and net income will continue to be achieved in the future. See "Risk Factors," "--Business Strategy" and "Certain Transactions."

    Certain statements contained herein relating to the Company's proposed business strategy and expansion plans are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. The Company's ability to achieve such results is subject to certain risks and uncertainties, such as those inherent generally in the retail and franchising industries, the impact of competition and pricing, changing market conditions, the risks detailed in the sections entitled "Risk Factors" and "Legal Proceedings," and other risks detailed throughout this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. The Company disclaims, however, any intent or obligation to update these forward-looking statements. As a result, the reader is cautioned not to place reliance on these forward-looking statements.

BUSINESS STRATEGY

    The Company believes that a growing consumer willingness to purchase preowned CD's, provides an expanding market niche in the retail music industry for CD remarketers. The Company's business strategy is to establish itself as the recognized industry leader in the domestic buy-sell-trade retail CD marketplace by pursuing a three-fold approach: (1) offering quality, preowned CD's at exceptional value; (2) selling new releases at competitive prices; and
(3) offering to accept as a trade, or buy for cash, selected CD's from customers.

    The Company's expansion strategy for 1997 is to open 9 to 12 Company-owned stores and 18 to 24 franchised stores. Management believes that, in addition to the Company, Disc Go Round and The Wherehouse are the only national chains engaged in the sale of preowned CD's. Based on publicly available information regarding such companies, the Company believes that CD Warehouse stores currently account for approximately 23% of the estimated 480 chain-based CD reseller stores that operate throughout the United States. Management believes that the market for CD remarketers is fragmented and underserved, and that the Company can increase its market share by expanding the CD Warehouse concept in targeted markets. To accomplish this objective, the Company intends to employ a business strategy that includes the following elements:

    INVENTORY MANAGEMENT SYSTEM. The Company considers its inventory management system, which is a proprietary software program, to be essential to the success of its business strategy and the CD Warehouse concept. The program, which has a database in excess of 60,000 titles and includes catalogs from all the major record labels, assists each store in selectively procuring preowned CD's by supplying buying guidelines for every CD offered. The ability to access this data instantly gives store operators the capability to make an informed decision on every CD presented by a customer for purchase or trade, by reviewing the title's historic store sales data, as well as the recommended purchase price that the CD has been assigned by the Company. By scanning each CD (utilizing bar coding capability), the program also records point-of-sale data for all transactions, including customer profiles with which mailing lists may be created. Additionally, as each transaction is entered, the program prints customer receipts and compiles inventory by title, including respective costs, selling price and gross profit results. Accordingly, the program can generate reports of comprehensive data for any selected period or any facet of store operations, including sales by title, sales by dollar volume, inventory by title, individual transaction summaries, acquisitions for any period, system adjustments, cash register reconciliation and other pertinent financial information.

    The Company believes that its inventory management system contributes to more efficient system-wide management of inventory by reducing the need to purchase new titles from music distributors for new store inventories and affording existing stores the opportunity to sell excess inventory. See "--Operations--Acquisition of Preowned CD's."

    CUSTOMER SERVICE. The Company emphasizes excellent customer service and seeks to employ, and to sell franchises to, motivated and energetic people. Management has adopted an owner/operator principle in which the store manager has a vested interest in increasing sales and profitability. It is management's intent to encourage this same philosophy to its multi-unit franchises. The Company also intends to foster enthusiasm for its customer service philosophy and the CD Warehouse concept through annual franchise conventions, regional meetings and other frequent contacts with its franchisees and store managers.

    TARGETED EXPANSION. The Company believes that its existing core and developing markets offer significant growth opportunity for both Company-owned and franchised store development. During 1997, the Company intends to concentrate its expansion of Company-owned stores in markets where it can cluster stores, thereby expanding consumer awareness and creating significant operating, distribution and advertising efficiencies. To increase its penetration of core markets, the Company intends to co-develop markets with franchisees, divide markets among franchisees or divide markets among the Company and franchisees. The Company also intends to cluster its Company-owned stores and franchised stores through the use of area development agreements and its site selection approval process. The Company believes that this approach will result in increased average store sales.

STORE LOCATIONS

    The table below illustrates the location by state of all CD Warehouse retail stores in the United States and England as of September 30, 1996:

DOMESTIC

ALABAMA
Decatur
Huntsville

ARKANSAS
Little Rock*

COLORADO
Colorado Springs
Denver*
Ft. Collins*

FLORIDA
Ft. Myers
Jacksonville*
Lake Park
Naples
Neptune Beach*
Orange Park*
Tallahassee
Tampa*
Venice

GEORGIA
Atlanta
Martinez

IDAHO
Idaho Falls

ILLINOIS
Carol Stream
Lombard
Streamwood
Wheaton

IOWA
Des Moines

KANSAS
Overland Park*
Shawnee*
Wichita*

LOUISIANA
Baton Rouge*
Bossier City
Lafayette*
Metarie*
Shreveport
Slidell

MARYLAND
Laurel

MISSOURI
Ballwin
Branson*
Cape Girardeau
Gladstone*
Springfield*
St. Louis

MONTANA
Bozeman

NEBRASKA
Omaha*

NEW MEXICO
Albuquerque

OHIO
Cincinnati--Beechmont Ave
Cincinnati--Montgomery
Columbus
Mayfield Heights
Miamisburg
Parma Heights
Toledo

OKLAHOMA
Edmond*
Oklahoma City--N May*
Oklahoma City--NW Expressway*
Tulsa--S Sheridan*
Tulsa--S Peoria

OREGON
Portland--SW Washington St.
Portland--NE Broadway

SOUTH CAROLINA
Columbia
Greenville

SOUTH DAKOTA
Rapid City

TENNESSEE
Jackson
Memphis*

TEXAS
Abilene
Arlington--Cooper Street*
Arlington--N Collins
Austin--Research Blvd
Austin--Guadalupe
Beaumont*
Carrollton
College Station*
Dallas--Montfort**
Dallas--Oak Lawn
Dallas--Preston
Dallas--Skillman
Dallas--Walnut Hill
Denton*
El Paso
Ft. Worth--Berry Street
Ft. Worth--S. Hulen
Garland
Houston--FM 1960
Houston--Shepherd*
Irving*
Lewisville*
Lubbock
Mesquite*
Midland
N. Richland Hills
Plano
San Angelo
San Antonio--NW Military
San Antonio--Thousand Oaks
San Antonio--Evers
San Antonio--Broadway
Sherman
Temple
Waco*
Webster
Wichita Falls

UTAH
Provo
St. George
Taylorsville*

VIRGINIA
Alexandria*

WASHINGTON
Seattle

WISCONSIN
Appleton
Brookfield
Kenosha
INTERNATIONAL/UK
Ealing
Leeds
London

------------------------------
* Franchise store operations managed by CD Management, a wholly-owned subsidiary of the Company, which also owns a minority equity interest in the indicated store.

**  To be acquired as a Company-owned store upon completion of the Offering.

EXPANSION STRATEGY

    The first CD Warehouse store opened in Dallas, Texas in August 1992 and by September 30, 1996 there were a total of 109 CD Warehouse stores in 26 states and England, all but two of which were franchised. In 1997, the Company expects to open between 12 and 24 new franchised stores and 9 to 12 new Company-owned stores. Key elements of the Company's expansion strategy include:

    AGGRESSIVE, BALANCED GROWTH. The Company's expansion strategy is to balance the growth of its Company-owned and franchised stores by increasing its emphasis on Company-owned store expansion. A Company-owned store provides a greater potential economic return to the Company than does a franchised store. The Company believes that, in many cases, the Company will be able to take advantage of a promising new location by establishing a Company-owned store when a delay in finding a qualified franchisee might jeopardize the Company's ability to secure the site. Company-owned stores also provide a training ground for Company-owned store and district managers and a controllable testing ground for new products and promotions, operating and training methods and merchandising techniques. The Company also plans to open additional franchised stores, which will enable the Company to expand its system more quickly with no capital investment. Proceeds from the Offering and the Credit Facility will be used to support this growth.

    NAME RECOGNITION AND NEW MARKET PENETRATION. The Company believes the visibility of its stores at high traffic strip shopping centers has generated good name recognition in the areas in which stores currently are located. CD Warehouse stores historically have been concentrated in the Southwest United States, but recent growth has generated a gradual shift outward into adjoining states and scattered parts of the Midwestern and Southeastern United States. The Company's expansion strategy involves initially the building-out of these existing markets and subsequently the further penetration of developing markets through the clustering of both Company-owned and franchised stores. This expansion strategy is designed to take advantage of operational and advertising efficiencies through store clustering within television and other advertising markets, thereby increasing market penetration and consumer awareness. To accelerate penetration of larger markets, the Company intends to co-develop markets with franchisees or divide markets among franchisees, and intends to utilize market co-development where appropriate. In determining which new markets to develop, the Company considers many factors, including the size of the market, demographics and population trends, competition and real estate availability and pricing.

    INTERNATIONAL FRANCHISE EXPANSION. There are three franchised stores currently operating in England. In connection with the CDIL Acquisition, the Company has entered into a master franchise agreement (the "Worldwide Area Development Agreement") with the founder of CDIL, Mark E. Kane. The Worldwide Area Development Agreement provides for a period of ten years for development of franchise operations worldwide, excluding the United States, Canada and Mexico, and includes a provision which allows the Company, at its option, to purchase Mr. Kane's interest in any franchised operations developed pursuant to the Worldwide Area Development Agreement. The development schedule under the agreement requires that Mr. Kane open 100 stores over the ten year period. There is no assurance that Mr. Kane will be successful in opening these stores. The Company's intent is to focus its own efforts on developing the CD Warehouse franchise system domestically, and it considers the Worldwide Area Development Agreement an attractive vehicle to utilize the expertise of Mr. Kane to develop the international franchise system. See "Certain Transactions--Worldwide Area Development Agreement."

    CONSIDERATION OF ACQUISITIONS. Concurrently with the Offering, the Company will acquire the interests of MacDonald, the largest CD Warehouse franchisee. The Company intends to pursue the acquisition of other local and regional preowned music retailers to implement its strategy of building out current markets and establishing itself in new target markets that may be concurrently developed by the Company as well as franchised stores.

    NEW STORE CONCEPT. The Company intends to examine the need for a new, consistent appearance, both externally and internally, for all stores. A prototype unit has opened in August 1996, in Plano Texas. This particular store carries slightly more inventory (16,000 titles) and utilizes updated decor and lighting schemes. The Company believes that by offering a larger variety in both new and preowned titles, the Company will improve store sales; however, the opportunities for greater sales must be balanced against the increased inventory costs. A component of developing the new store concept is to devise a uniform, low cost remodel plan for the system as a whole. The cost of remodeling non-Company-owned stores will be borne by the respective franchisees.

OPERATIONS

    ACQUISITION OF PREOWNED CD'S. A key component of the CD Warehouse concept is to accept as a trade or buy for cash selected CD's from customers; accordingly, the Company anticipates that it will obtain its preowned CD inventory primarily from within the system itself. Additionally, utilizing its inventory management system, which is a proprietary program, the Company affords existing stores the opportunity to sell excess inventory. As new stores are developed, opening packages of inventory are assembled by the Company and sold to franchisees. The demand for inventory by new stores allows existing stores to sell excess inventory. The Company has a policy of buying available inventory directly from the retail locations and, with modem and Internet capability, the Company compiles real-time inventory information. If, for example, it is determined that a store may be overstocked on a particular selection, the Company may purchase the selection and resell it to another unit or as part of the opening inventory of a new store. The Company believes that this is a significant advantage in comparison to its competitors since the Company can review all titles available and source its own system for inventory. Management anticipates, based on CDIL's operational history, that as much as 75% of the opening inventory for a new store can be purchased from the current system of CD Warehouse stores. This constant inventory turnover allows existing stores to make a reasonable profit and provide a source of capital while providing an opportunity for the Company to acquire quality inventory to open new stores or update an existing location's inventory.

    PURCHASING OF NEW CD'S, OTHER POINT-OF-SALE ITEMS AND STORE FIXTURES. For new music releases, the Company will contract with six major industry CD suppliers (Sony Music; Warner/Electra/Atlantic Corp. (subsidiary of Time Warner); BMG Music (subsidiary of Bertelsman); UNI (subsidiary of Seagrams); PolyGram (subsidiary of Philips); and EMI (subsidiary of Thorn-EMI)) to provide the necessary access to new titles. As these new releases become available, the Company reviews all titles and determines what specific releases will be acquired for sale to the system. The Company then provides franchisees and Company-owned stores with a weekly sales program which lists new releases, catalog titles (i.e., Elvis Presley, Pink Floyd, movie soundtracks, etc.), preowned titles and various point of sale and merchandising items. The Company negotiates with vendors on behalf of the system for inventory display racks, lighting and related products which are then shipped directly from the manufacturers to the individual stores.

    As the system grows, the Company believes that additional quantity discounts can be negotiated with the respective equipment and product suppliers. The Company maintains its own distribution facility to provide its franchise and Company-owned stores with available new and preowned CD's. Additionally, the Company is reviewing the possibility of forward warehousing inventory in specific regions to reduce the shipping time and related shipping costs.

MARKETING AND ADVERTISING

    Historically, CDIL has had only a limited involvement in direct retail operations, and therefore has not conducted significant advertising or marketing programs. Although the Company provides new stores with certain pre-opening items and point-of-sale materials (additional point-of-sales materials are available to all stores at no cost from the record companies), CD Warehouse franchisees currently conduct marketing and advertising activities independently through newspapers and radio, the funds for which are reserved pursuant to the franchise agreement, which provides for each store to reserve 1.5% of sales to spend specifically on advertising. It is the Company's intent, as markets reach relative points of saturation, to develop an advertising cooperative managed by the Company to support enhanced advertising (i.e., television, direct mail, etc.). Additionally, the Company is considering making preowned CD's available for sale through Internet access.

FRANCHISING PROGRAM

    GENERAL. The Company's predecessor, CDIL, commenced franchising the CD Warehouse concept in 1993. Upon completion of the Offering and the concurrent closings of the CDIL Acquisition and the MacDonald Acquisition, the Company will have 36 Company-owned or controlled stores and 73 franchised stores in 26 states and England. The Company expects that 18 to 24 franchised stores will open by the end of 1997. However, there can be no assurance that all of these stores will be opened or that the development schedule set forth in each area development agreement will be achieved.

    The Company's franchise agreement entitles the franchisee to use the Company's trade names, service marks and trademark. Additionally, pursuant to the franchise agreement, the Company provides franchisees with design plans, color schemes, signs and fixtures for store premises; buying and selling guidelines; computerized inventory management system; initial inventory, operations and financial control guidelines; initial management training; and advertising assistance.

    The following table sets forth the number of CD Warehouse stores opened and closed since the inception of the CD Warehouse franchise system:

                                                                                                   PERIOD ENDING
                                               1992         1993         1994         1995      SEPTEMBER 30, 1996      TOTAL
                                               -----        -----        -----        -----     -------------------     -----
Opened....................................           2           17           51           36               16              122
Closed....................................           0            0            3            7                3               13
                                                                                                                            ---
                                                                                                                            109

    FRANCHISE SOURCING AND SELECTION. The majority of new franchises are awarded to persons referred by existing franchisees, interested consumers who have visited CD Warehouse stores and existing franchisees. Franchisees are approved by the Company on the basis of the applicant's net worth and liquidity, together with an assessment of work ethic and personality compatibility with the Company's operating philosophy. Currently, 19 franchisees own two or more CD Warehouse stores and 16 franchisees own a single store. The largest number of stores owned or managed by a single franchisee is 36 which, upon completion of the Offering and the MacDonald Acquisition, will become Company-owned or managed stores.

    FRANCHISE MARKETING PROGRAM. The Company's franchise marketing program seeks to attract prospective franchisees with management experience, a minimum level of net worth and strong interest in the retail music business. The Company markets its franchise opportunities by advertising in selected business magazines and franchise-oriented publications. Each inquiry is responded to and an initial determination is made as to the prospects' qualifications to become a CD Warehouse franchisee. Once initially qualified, the prospect is mailed the Company's brochure and marketing materials. The inquiry is then followed up on within a period of two weeks. In June 1996, CDIL implemented an enhanced advertising strategy utilizing ENTREPRENEUR MAGAZINE. The Company believes that the new marketing program has resulted in heightened awareness of CD Warehouse as a franchise opportunity.

    The Company also intends to establish a home page via the Internet (World Wide Web) that will provide information concerning CD Warehouse franchise opportunities.

    TRAINING AND SUPPORT. The Company's philosophy is one of service and commitment to its franchise system and it intends to implement a plan to enhance franchise support services. Each franchise owner/ operator and each franchised store manager is required to complete a comprehensive training program in store operation and management. Topics covered in the training course include the Company's philosophy of store operation and management, customer service, merchandising, marketing, pricing, inventory and cost control, record keeping, labor scheduling and personnel management. Training is based on standard operating policies and procedures contained in an operations manual provided to all franchisees, which the franchisee is required to follow by terms of the franchise agreement. Additionally, trainees are provided with a complete orientation to Company operations by meeting with members of the senior management of the Company. Training continues through the opening of the store, where Company field personnel assist and guide the franchisee in all areas of operation.

    THE FRANCHISE AGREEMENT; TERMS AND CONDITIONS. The domestic offer and sale of CD Warehouse franchises is made by its Uniform Franchise Offering Circular prepared in accordance with federal and state laws and regulations. States that regulate the sale and operation of franchises require a franchisor to register or file certain notices with the state authorities prior to offering and selling franchises in those states.

    Under the current form of domestic franchise agreement, franchisees pay the Company an initial franchise fee of $6,000 and royalties equal to 5% of monthly gross sales. It is expected that the initial fee will increase as the Company enhances franchise services. Franchisees are generally granted exclusive territory with respect to the operation of CD Warehouse stores only in the immediate vicinity of their stores.

    The franchise agreement requires franchisees to purchase from the Company certain proprietary software and the store's initial inventory, and to comply with the Company's procedures of operation, to permit inspections and audits by the Company and to remodel stores to conform with standards in effect from time to time for the CD Warehouse system. The Company may terminate the franchise agreement upon the failure of the franchisee to comply with the conditions of the agreement and upon the occurrence of certain events, such as insolvency or bankruptcy of the franchisee or the commission by the franchisee of any unlawful or deceptive practice, which in the judgment of the Company is likely to adversely affect the CD Warehouse system. The Company's ability to terminate franchise agreements pursuant to such provisions is subject to applicable bankruptcy and state laws and regulations. See "--Regulation."

    The franchise agreement prohibits the transfer or assignment of any interest in a franchise without the prior written consent of the Company. The agreement also gives the Company a right of first refusal to purchase any interest in a franchise if a proposed transfer would result in a change of control of that franchise. The refusal right, if exercised, would allow the Company to purchase the interest proposed to be transferred under the same terms and conditions and for the same price as offered by the proposed transferee.

    The term of each franchise agreement is ten years, and franchisees generally have the right to renew for an additional ten-year term. All of the franchise agreements to be assigned to the Company in connection with the CDIL Acquisition will expire between 2002 and 2006.

    UNIT ECONOMICS. The Company believes that future CD Warehouse stores can be opened for an initial investment of approximately $100,000. The estimated initial investment is comprised of the following:

Franchise fee.............................................  $   6,000
Inventory.................................................     50,000
Leasehold improvements....................................     11,500
Proprietary software and related hardware.................      4,500
Signage (exterior and interior)...........................      5,500
Fixtures and equipment....................................     10,000
Lease and utility deposits................................      2,500
Initial working capital...................................     10,000
                                                            ---------
                                                            $ 100,000
                                                            ---------
                                                            ---------

    Management believes that a key indicator of the success of a franchise location is the sales to capitalization ratio. That ratio is defined as the annual sales revenue generated by the business divided by the capitalization costs to open the business. For the year ended December 31, 1995, average unit sales on a comparable basis were $276,338. Based on an initial estimated capitalization of $100,000, the sales to capitalization ratio to open a new CD Warehouse store is 2.76 to 1.

    FRANCHISE FINANCING. The Company's predecessor did not provide prospective franchisees with financing for its stores. Typically, franchisees have obtained their own sources of such financing and have not required the Company's assistance. The Company plans to develop relationships with sources of franchise financing which will serve both franchised and Company-owned store development.

COMPANY STORE PROGRAM

    As a result of the MacDonald Acquisition, the Company will have interests in and will manage 36 CD Warehouse stores and intends to open 9 to 12 Company-owned stores in 1997. Although Company-owned stores require an initial capital outlay by the Company, they also provide a greater potential economic return to the Company than franchised stores. The Company estimates that the cost of opening a new Company-owned store is approximately $84,000, excluding franchise fee and initial working capital applicable to franchisees.

    Company-owned stores also permit market penetration, or seeding, in the absence of an immediately-viable multi-location franchise operator. Company stores provide an opportunity to continually refine the Company's standard store model in order to respond to market dynamics. Variations in inventory mix, ancillary product offerings, and marketing and sales techniques can be tested and refined before implementation throughout the system.

    The Company believes in the owner-operator concept. It is the intent that each Company-owned store will be operated by an owner-manager. The Company believes that this relationship provides operators with an incentive to perform with a higher degree of commitment to the store's business. As a market is developed, owner-managers will be given opportunities to progress into multi-unit management. A typical multi-unit supervisor will own up to 20% of each unit under his supervision. With the exception of the 35 franchised stores in which the Company will acquire a minority ownership interest pursuant to the MacDonald Acquisition, the Company will always retain a majority ownership in the operating partnerships.

    Managers of Company-owned stores are required to comply with all Company operating standards and undergo training and receive support from the Company similar to the training and support provided to franchisees. See "--Franchising Program--Training and Support." The Company's Vice President-- Company Store Operations and his staff intend to regularly visit Company-owned stores to ensure compliance with Company standards and procedures and to provide advice and support.

GOVERNMENTAL REGULATION

    The Company is subject to various federal, state and local laws affecting its business. Each of the Company's stores is subject to licensing and regulation by a number of governmental authorities, which include taxing, zoning and building agencies in the state or municipality in which the store is located. Difficulties in obtaining or failures to obtain required licenses or approvals could delay or prevent the opening a new store in a particular area.

    The Company is subject to Federal Trade Commission ("FTC") regulation and various state laws which regulate the offer and sale of franchises. The FTC has adopted a rule that requires franchisors to make certain disclosures to prospective franchise owners prior to the offer or sale of franchises. This rule requires the disclosure of information necessary for a franchise owner to make an informed decision as to whether to enter into a franchise relationship and delineates the circumstances in which franchisors may make predictions on future sales, income and profits. Failure to comply with this rule constitutes an unfair or deceptive act or practice under the Federal Trade Commission Act. Additionally, numerous states have in recent years adopted laws regulating franchise operations and the franchisor-franchisee relationship, and similar legislation is pending in Congress and several other states. Existing laws and pending proposals vary from filing and disclosure requirements in the offer and sale of franchises to the application of statutory standards regulating the establishment and termination of franchise relationships. These laws generally apply to both area and individual franchises. Although the foregoing matters may result in some modification in the Company's franchising activities and some delays or failures in enforcing certain of its rights and remedies under certain area or individual franchise agreements, such modifications, delays or failures have not had a material adverse effect on the Company's operations or business. However, the law applicable to franchise operations and relationships is still developing, and the Company is unable to predict the effect, if any, on its operations of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to the franchise industry. While it is difficult to assess potential effects of federal and state legislation in the U.S. or new international laws that may impact the industry, the Company does not anticipate any material adverse effects from such legislation or laws at this time.

    The Company's operations are also subject to federal and state laws governing such matters as wages, working conditions and overtime.

COMPETITION

    The Company competes in the retail music industry, which is highly competitive in price, selection, service and location and is often affected by changes in consumer trends, economic conditions, demographics, traffic patterns and technological innovations. The following profile provides an overview and comparison of how the retail "new release" CD industry and the emerging retail "remarketing" or "buy-sell-trade" CD industry are currently structured and segmented.

    According to the RIAA, CD sales in the United States were over 700 million units in 1995, generating annual sales exceeding $9 billion. The Company has various competitors in the industry who sell new recordings and music related merchandise. These companies vary from those who are specialty music stores in malls (such as Musicland, Camelot) and those who utilize free-standing buildings (such as Blockbuster Music, The Wherehouse). Empirical studies conducted by the Company indicate that companies in mall locations typically charge $15.99 to $17.99 for their front-line CD products. Those in free-standing buildings generally have much larger facilities (between 12,000 to 20,000 square feet). Their selling price for front-line items range between $13.99 and $15.99, with the latest top 20 releases on sale for $11.99 to $13.99 per CD. None of these "superstores" sell preowned music except for The Wherehouse, which has generally offered an inventory of preowned CD's in less than 500 square feet of space with limited selections.

    Other retailers offering pre-recorded music include major national discount stores, such as Wal-Mart, K-Mart and Target stores. These national discounters maintain a very small number of new music titles while offering no preowned music. Their pricing will typically vary from $11.99 to $13.99 per item in approximately 1,000 square feet of space. In another category are the multi-media electronic stores (such as Best Buy, Circuit City), which have generally utilized approximately 1,000 square feet of space and discount their new releases at prices which range generally from $9.99 to $12.99 per item. The Company believes that, while many of its competitors in the new CD market offer a greater number of selections, the Company competes favorably with such competitors on the basis of price. Additionally, while many competitors selling new releases are located in more desirable locations, the Company believes that its focus on preowned CD's offers a competitive advantage in attracting purchasers of both new and preowned CD's.

    The CD Warehouse system competes currently with one other national company specializing in the sale of preowned CD's. Disc-Go-Round-Registered Trademark-is a Minneapolis-based company owned by Grow Biz International, Inc., a franchisor of several other concepts including Play It Again Sports. Disc-Go-Round-Registered Trademark-maintains smaller quantities of preowned inventory than does CD Warehouse. Both CD Warehouse and Disc-Go-Round-Registered Trademark- sell preowned CD's at $6.00 to $9.00 and new releases at $10.99 to $12.99, as compared to Best Buy and Circuit City prices of new CD's which range generally from $9.99 to $12.99 per selection. Grow Biz International, Inc.'s Form 10-Q for the Quarter Ended June 29, 1996 indicates that there are currently 107 units in the Disc-Go-Round-Registered Trademark- system, as compared to 109 units in the CD Warehouse system.

    The Company believes that CD Warehouse stores compete favorably with its competition in the preowned CD market in terms of price, selection, service and location.

    The Company also competes in the franchise industry for prospective franchisees. With respect to the only other franchisor known to the Company to engage in a business similar to that of the Company, the Company believes that it competes favorably.

TRADEMARKS AND SERVICE MARKS

    In connection with the CDIL Acquisition, the Company will acquire all right, title and interest in the name "CD Warehouse" which is registered with the United States Patent and Trademark Office. The Company believes that the trademark has significant value and is important to its marketing efforts.

PROPERTIES

    The Company's principal executive offices currently are located at 722 N. Broadway, Oklahoma City, Oklahoma 73012, where it leases from a director of the Company approximately 800 square feet under a month-to-month lease with a monthly lease payment of $600. See "Certain Transactions."

    CDIL maintains its offices and warehouse operations at 1710 Firman, Suite 300, Richardson, Texas 75081. The total facility is approximately 4,500 square feet and is held under a lease expiring in March 1997 with a monthly lease payment of $2,087. Approximately 2,500 square feet consists of office space and the remainder is utilized as a warehouse. Upon completing the CDIL Acquisition, the Company will share offices with CDIL during a transition period anticipated to last approximately four months. The transition period will allow the Company to plan an orderly move of the CD Warehouse system operations to Oklahoma City.

    Upon the expiration of the CDIL lease, the Company anticipates that it will relocate its principal offices to a larger facility in Oklahoma City. The Company has solicited the services of the largest commercial realtor in Oklahoma City to assist in locating suitable facilities. None of the proceeds from this Offering will be used in connection with the establishment of the Company's office and warehouse facility in Oklahoma City.

EMPLOYEES

    Upon commencement of operations, the Company will employ 13 employees, 11 on a full-time basis. None of the Company's employees are represented by a labor union and the Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation relating to claims arising out of its normal business operation. The Company is not now engaged in any legal proceedings.

    CDIL is subject to a currently effective order from the State of South Dakota, issued by the South Dakota Division of Securities, to cease and desist and refrain from offering or selling franchises in the State of South Dakota until CDIL has complied with the South Dakota franchise registration laws. The basis for the cease and desist order was that CDIL sold a franchise to two South Dakota residents and had not registered the franchise in South Dakota. The Company intends to seek registration of its franchise in South Dakota as soon as practicable after completion of the Offering and the CDIL Acquisition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information regarding the directors, executive officers and key employees of the Company.

NAME                                AGE                                     POSITION
------------------------------      ---      ----------------------------------------------------------------------
Jerry W. Grizzle..............          44   Chairman of the Board of Directors, President and Chief Executive
                                               Officer

Gary D. Johnson...............          37   Chief Operating Officer, Executive Vice President and Director

Bruce D. MacDonald............          41   Vice President-Company Store Operations

Doyle E. Motley...............          42   Senior Vice President and Chief Financial Officer

Christopher M. Salyer.........          44   Director

Ronald V. Perry...............          47   Director

    JERRY W. GRIZZLE founded the Company in September 1996 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since that time. From 1984 to 1991, Mr. Grizzle was Vice President and Treasurer of Sonic Corporation, a publicly held fast food franchisor with over 1,500 units operating in 26 states, and from 1991 to 1994, he owned and operated Orbit Finer Foods, a privately owned Mexican food product manufacturer. For a four-month period in 1994, Mr. Grizzle served as President of Skolniks, Inc., a publicly held bagel manufacturer ("Skolniks"). Mr. Grizzle resigned from Skolniks in October 1994 as a result of significant disagreements with the Board of Directors over Skolniks' corporate practices; subsequent to Mr. Grizzle's resignation, Skolniks was the subject of an involuntary Chapter 11 proceeding. Mr. Grizzle received his B.S. degree in Accounting from Southwestern Oklahoma State University in 1976 and received an M.B.A. in 1983 from the University of Central Oklahoma. He is currently completing his Ph.D. in Marketing at Oklahoma State University, and holds the rank of Colonel in the Oklahoma Army National Guard.

    GARY D. JOHNSON has been Executive Vice President, Chief Operating Officer of the Company and a director of the Company since the Company's inception in September 1996. For the past nine years, from 1987 to 1996, Mr. Johnson served as Vice President of Purchasing and Distribution for Sonic Corp. In such capacity, Mr. Johnson was responsible for cooperative purchasing and management of all procurement functions and distribution for the Sonic system. Mr. Johnson received his B.S. degree in Business Management from Southwestern Oklahoma State University in 1981.

    BRUCE D. MACDONALD will be appointed to Vice President-Company Store Operations upon completion of the offering. Prior to the Company's acquisition of CDIL, Mr. MacDonald owned an interest in and managed 36 CD Warehouse retail stores. Mr. MacDonald is a certified public accountant and began his career at Arthur Andersen in 1977, after graduating with a B.B.A. degree from Southern Methodist University in 1977. For at least the last five years, Mr. MacDonald has been self-employed as a certified public accountant, in addition to his activities as a CD Warehouse franchisee.

    DOYLE E. MOTLEY will be appointed to Senior Vice President and Chief Financial Officer of the Company upon completion of the Offering. For the past two years, Mr. Motley has served as an internal auditor for Bob Moore Financial Group, a multi-state auto dealership. Prior to that, from 1991 to 1994, Mr. Motley served as Chief Financial Officer of Orbit Finer Foods. For a four-month period in 1994, Mr. Motley served as Chief Financial Officer of Skolniks. Mr. Motley resigned from Skolniks in October 1994 as a result of significant disagreements with the Board of Directors over Skolniks' corporate practices; subsequent to Mr. Motley's resignation, Skolniks was the subject of an involuntary Chapter 11 proceeding.

    CHRISTOPHER M. SALYER has been a member of the Board of Directors since October 1996. Mr. Salyer is currently serving as the Chairman and Chief Executive Officer of Accounting Principals, Inc., a company specializing in the placement of accounting personnel. From February 1984 through December 1994, Mr. Salyer served as the Chairman and Chief Executive Officer of National Check Cashers Corporation, a retail financial services company. He received his B.B.A. degree from Southern Methodist University in 1973 and received an M.B.A. in 1974 from Babson College in Boston, Massachusetts. Mr. Salyer is a certified public accountant.

    RONALD V. PERRY has been a member of the Board of Directors since October 1996. Mr. Perry has served as the President and Chief Operating Officer of Prime Time Travel, Inc., a travel agency specializing in providing services to a corporate client base since August 1986. During this same period of time Mr. Perry has also served as the President and Chief Operating Officer of Prime Cut Restaurants, Inc. which owns and operates four restaurants. Mr. Perry received his B.B.A. degree from Oklahoma State University in 1971.

THE BOARD OF DIRECTORS

    The Company's Bylaws authorize a maximum of nine directors and a minimum of five directors. The Bylaws also provide that the directors shall be divided into three classes, as nearly equal in number as possible, with each class serving staggered three-year terms. Currently, the Board of Directors consists of four directors. The Board of Directors is continuing to search for additional qualified and available nominees to fill the remaining vacant Board of Directors seats which, when filled, will have a term expiring in 1999.

    The Company has agreed with the Underwriters that it will recommend and use its best efforts to cause a designee of Capital West Securities, Inc. who is reasonably satisfactory to the Company to be elected as a full voting member of its Board of Directors. As of the date of this Prospectus, Capital West Securities, Inc. has not named a nominee for election to board membership.

EXECUTIVE COMPENSATION

    The Company was formed in September 1996 and has not paid any executive compensation. The Company has entered into employment agreements with each of the executive officers of the Company, the terms of which are set forth under "--Employment Agreements."

DIRECTORS' COMPENSATION

    Directors who are not officers of the Company are to be paid $1,000 for each Board of Director's meeting attended.

1996 STOCK OPTION PLAN

    The Company's Board of Directors and stockholders have approved the 1996 Stock Option Plan. The description in this Prospectus of the principal terms of the 1996 Option Plan is a summary, does not purport to be complete, and is qualified in its entirety by the full text of the 1996 Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Pursuant to the 1996 Option Plan, employees, officers, directors, consultants and advisers of the Company are eligible to receive awards of stock options. The 1996 Stock Option Plan provides for grants of "incentive stock options" ("ISO's") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-qualified stock options" ("NQSO's").

    Under the 1996 Option Plan, the Company has reserved 400,000 shares of Common Stock for issuance of awards under the 1996 Option Plan (subject to antidilution and similar adjustments).

    The 1996 Option Plan will be administered by a Compensation Committee (the "Committee") composed of two or more directors of the Company who are "Non-Employee Directors" as such term is used in Rule 16b-3 promulgated under the Exchange Act. Subject to the provisions of the 1996 Option Plan, the Committee will determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable with respect to awards. The Committee may interpret the 1996 Option Plan and may at any time adopt such rules and regulations for the 1996 Option Plan as it deems advisable. The Committee may, additionally, cancel or amend awards.

    In determining the persons to whom awards shall be granted and the number of shares covered by each award the Committee shall take into account the duties of the respective persons, their present and potential contribution to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the 1996 Option Plan.

    An option may be granted on such terms and conditions as the Committee may approve, and generally may be exercised for a period of up to 10 years from the date of grant. Generally, both NQSO's and ISO's will be granted with an exercise price equal to the "Fair Market Value" (as defined in the 1996 Option Plan) on the date of grant. In the case of ISO's, certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to ISO's granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company. The Committee may provide for the payment of the option price in cash, by delivery of other Common Stock having a Fair Market Value equal to such option price, by a combination thereof or by such other manner as the Committee shall determine. Options granted under the 1996 Option Plan will become exercisable at such times and under such conditions as the Committee shall determine. Other than in the case of death, options generally may not be exercised more than three months after an employee terminates employment with the Company for any reason other than termination for cause or voluntary termination without the consent of the Company (in which event options shall terminate immediately, unless the Committee shall otherwise determine). Each year that a director is elected or reelected to his position at the Company, an option to purchase 6,000 shares of Common Stock will be granted with an exercise price equal to the Fair Market Value on the date of grant. No options have been granted to date. Pursuant to the terms of the 1996 Stock Option Plan, directors elected prior to the closing of the Offering shall be granted 6,000 shares of Common Stock on the effective date of the registration statement to which this Offering relates, with an exercise price equal to the Offering price per share on the effective date, subject to pro-rata vesting over a three-year period.

    The Board may at any time and from time to time suspend, amend, modify or terminate the 1996 Option Plan; provided, however, that, to the extent required by Rule 16b-3 promulgated under the Exchange Act or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's stockholders. In addition, no such change may adversely affect any award previously granted, except with the written consent of the grantee.

    No awards may be granted under the 1996 Option Plan after the tenth anniversary of the approval of the 1996 Option Plan.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Jerry W. Grizzle, Gary D. Johnson, Bruce D. MacDonald and Doyle E. Motley (each an "Employee" and collectively, the "Employees"). Each of these agreements, other than that of Mr. Grizzle, runs for a term of one year and automatically renews for additional one-year terms unless terminated by either the Company or Employee. Mr. Grizzle's agreement runs for a term of five years and automatically renews for additional five-year terms unless terminated by either the Company or Mr. Grizzle. Under the respective agreements, Mr. Grizzle will receive an annual salary of $100,000, Mr. Johnson will receive an annual salary of $90,000, Mr. MacDonald will receive an annual salary of $100,000 upon commencement of his employment, and Mr. Motley will receive an annual salary of $65,000 upon commencement of his employment. In addition, each Employee may be entitled to receive incentive compensation. Such incentive compensation consists of an annual bonus if certain individual and Company objectives are achieved. "Cause" for termination of an Employee includes: the conviction of a felony; the perpetration of a fraud, or misappropriation or embezzlement of property of the Company; willful misconduct with respect to the duties or obligations of the Employee under his employment agreement; or intentional or continual neglect of duties. For two years following the termination of an Employee, the Employee is prohibited from engaging in or assisting in any business which is identical, competitive with, or comparable to, the Company's business within any area in which Employee rendered services to the Company. Each agreement contains a provision prohibiting the Employees subsequent to termination of employment from disclosing to third parties proprietary information relating to the Company.

OFFICER AND DIRECTOR LIABILITY

    As permitted by the provisions of the DGCL, the Company's Certificate of Incorporation eliminates, in certain circumstances, the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under
Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws or limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

    The Company's Certificate of Incorporation provides that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Certificate and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

CDIL ACQUISITION

    At the closing of the Offering, the Company will acquire for a purchase price of $3,200,000 (of which $100,000 has previously been paid in the form of an earnest money deposit) substantially all of the assets of CDIL pursuant to the CDIL Acquisition. The assets being acquired consist of all of CDIL's: (a) rights as the franchisor under existing franchise agreements and existing area development agreements; (b) inventory of new and used CD's; (c) accounts, notes and warranty receivables; (d) trademarks and other intellectual property rights;
(e) business records, including but not limited to CDIL's customer lists, vendor lists, prospective franchisee lists, franchise files, accounting and tax records concerning the same, sales literature and promotional materials; (f) software programs; (g) furniture, equipment, files and other assets located at CDIL's corporate offices; and (h) the equity interests of CDIL in CD Warehouse stores in Tulsa (two), Oklahoma, Edmond, Oklahoma and Memphis, Tennessee. The Company will be entitled to all franchise fees and royalties accruing to CDIL after the closing date of the CDIL Acquisition. As part of the CDIL Acquisition, the Company will assume CDIL's accounts payable for the inventory being acquired as of the closing date, as well as CDIL's obligations under the franchise agreements and franchise and area development agreements. If the aggregate value of the inventory and the amount of receivables as of the closing date of the CDIL Acquisition is less than the amount of payables as of such date, the purchase price shall be reduced by an amount equal to such difference.

    Pursuant to the CDIL Acquisition, Mark E. Kane, the founder and manager of CDIL, will be granted a World Wide Area Development Agreement at the closing of that transaction. Under the terms of the Worldwide Area Development Agreement, Kane will be granted the right to develop, as a franchisee of the Company, on a worldwide basis (excluding the United States, Mexico and Canada) CD Warehouse franchise operations for a ten year period. The development schedule requires that Mr. Kane open 100 stores during the term of the Worldwide Area Development Agreement, in accordance with an agreed schedule. Failure to open the requisite number of stores pursuant to the schedule could result in termination of the World Wide Area Development Agreement, although such termination would not affect any rights of Mr. Kane to operate CD Warehouse stores already opened and operating under an existing franchise agreement. The Worldwide Area Development Agreement provides that the Company may, at its option for a period of seven years beginning three years from the date of the grant thereof, purchase Mr. Kane's interest in any franchised operations developed pursuant to the agreement. The Worldwide Area Development Agreement provides that Mr. Kane will pay the Company an amount to be jointly determined by the Company and Mr. Kane on a country-by-country basis, provided that the Company will receive a franchise fee of not less than $3,000 per store, a minimum royalty of 1% of gross sales based on individual store sales volume and 20% of the total fee received by Mr. Kane from each subfranchisee. Additionally, at the closing of the CDIL Acquisition, the Company will grant Mr. Kane, pursuant to a Domestic Area Development Agreement, the exclusive right to develop ten domestic CD Warehouse stores, subject to the Company's approval as to the location of such stores. Pursuant to the Domestic Area Development Agreement, no initial franchise fee will be payable by Mr. Kane with respect to the ten franchise stores, although Mr. Kane will pay a royalty of 2% of net sales for any CD Warehouse store opened by him pursuant to these franchise agreements. Mr. Kane will also be granted two franchise agreements by the Company for CD Warehouse Stores currently owned and operated by Mr. Kane in Ft. Worth, Texas and Plano, Texas pursuant to which Mr. Kane will not be required to pay to the Company any royalties or franchise fee.

    In connection with the CDIL Acquisition, Mr. Kane has subscribed for 350,000 shares of Common Stock, at a subscription price of $1.00 per share. Payment of the subscription is conditioned upon the successful completion of the Offering and the CDIL Acquisition.

MACDONALD ACQUISITION

    Simultaneously with the closing of the Offering, the Company will acquire the CD Warehouse franchise interests of Bruce D. MacDonald, Vice President-Company Store Operations. Mr. MacDonald acts as franchisee, either on his own account or as general partner or manager of entities which themselves act as franchisees, of 36 CD Warehouse stores. Pursuant to the MacDonald Acquisition the Company will acquire 100% ownership of the Montfort Street Store and minority equity interests (including MacDonald's interest as a managing general partner or limited liability company manager), in the 35 other franchised stores. The Company has formed CD Management as a wholly owned subsidiary to act as the successor general partner or manager of the 15 partnerships and two limited liability companies originally organized by MacDonald to fund, own and operate the 35 franchised stores in which MacDonald holds an equity interest. Upon acquisition of the Montfort Street Store and the MacDonald Equity Interests, the Company upon consummation of the MacDonald Acquisition will manage and own an interest in 36 of the 109 stores in the CD Warehouse system. The MacDonald Equity Interests to be acquired by the Company range from 1% to 50%, although certain percentages of ownership are earned only after partnership payout, as defined in the respective partnership agreement. Upon consummation of the MacDonald Acquisition, the Company will be vested with equity interests ranging from 1% to 50%. Pursuant to the MacDonald Acquisition, the Company will issue to MacDonald 80,000 shares of the Company's Common Stock.

ACCOUNTING SERVICES

    Bruce D. MacDonald has ownership in an accounting firm with which the Company has contracted to provide services for the Company's stores. This agreement provides that each store will be charged $150 per store, per month for certain accounting and bookkeeping services rendered.

OFFICE LEASE

    The Company has entered into a lease agreement with an affiliate of Christopher M. Salyer, a director of the Company, for its temporary executive offices at 722 North Broadway, Oklahoma City, Oklahoma 73102. The total office space is approximately 800 square feet and is held under the lease on a month to month basis with monthly lease payment of $600. Additionally, upon completing the CDIL Acquisition, the Company will share operational facilities with CDIL during a transitional period anticipated to last approximately four months. CDIL is owned or controlled by Mark E. Kane, who will be a principal stockholder of the Company upon completion of the Offering. The Company and CDIL have agreed that the Company will not incur any lease payment for sharing the CDIL facility during the transition period. The Company intends to consolidate its executive and operational offices into a larger facility in Oklahoma City, Oklahoma following the transition period.

FUTURE TRANSACTIONS

    All future and ongoing transactions between the Company and its directors, officers, principal stockholders or affiliates will be on terms no less favorable to the Company than may be obtained from unaffiliated third parties, and any such transactions will be approved by a majority of disinterested and independent directors of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of October 15, 1996, and as adjusted to reflect the sale of the 1,000,000 shares of Common Stock offered hereby, concerning the beneficial ownership of Common Stock by each of the Company's directors, each executive officer named in the table under the heading "Management-Directors, Executive Officers and Key Employees," and all directors and executive officers of the Company as a group, and by each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such stock.

                                                                  PERCENT OF
                                                                    CLASS                            PERCENT OF
NAME AND ADDRESS                             NUMBER OF SHARES       BEFORE      NUMBER OF SHARES        CLASS
OF BENEFICIAL HOLDER(1)                       BEFORE OFFERING      OFFERING      AFTER OFFERING    AFTER OFFERING
-------------------------------------------  -----------------  --------------  -----------------  ---------------
Jerry W. Grizzle* (2)(3)...................         250,000           71.43%            250,000          14.04%

Gary D. Johnson* (2).......................          75,000           21.43%             75,000           4.21%

Bruce D. MacDonald (4).....................              (5)              0%             80,000(5)        4.49%

Doyle E. Motley (2)........................          25,000            7.14%             25,000           1.40%

Mark E. Kane (4)...........................              (6)              0%            350,000(6)       19.66%

All executive officers and directors as a           350,000          100.00%            430,000          24.14%
  group (7 persons)........................

------------------------

*   Director

(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such person.

(2) Address is c/o CD Warehouse, Inc., 722 N. Broadway, Oklahoma City, Oklahoma 73102.

(3) 230,000 shares are held in the name of the Jerry W. Grizzle and Shawn L. Grizzle Revocable Living Trust, dtd. 1/6/94, and 10,000 shares each are held in the names of Mr. and Mrs. Grizzle's children, Brittany and Matthew.

(4) Address is c/o CDIL, 710 Firman Drive, Suite 300, Richardson, Texas.

(5) The shares shown as owned by Mr. MacDonald after the Offering will be issued in connection with the MacDonald Acquisition. See "Certain
    Transactions--MacDonald Acquisition."

(6) Mr. Kane has subscribed for 350,000 shares of Common Stock, the payment of which is conditioned upon the consummation of the Offering.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, having a par value of $.01 per share, and (ii) 5,000,000 shares of Preferred Stock, having a par value of $.01 per share. Immediately prior to this Offering, 350,000 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. A total of 400,000 shares of Common Stock has been reserved for grants of options under the 1996 Stock Option Plan.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding class of preferred stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any class of preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

    Shares of Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. Currently, the Company has no shares of Preferred Stock outstanding.

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation and By-laws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD. The Company's By-laws provide that (i) the Board of Directors is divided into three classes of as equal size as possible, (ii) the number of directors is to be fixed from time to time by the Board of Directors, and (iii) the term of office of each class expires in consecutive years so that each year only one class is elected. These provisions may render more difficult a change in control of the Company or the removal of incumbent management.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Company's Certificate of Incorporation provides that no action shall be taken by stockholders except at an annual or special meeting of stockholders, and prohibits action by written consent in of lieu of a meeting. The Company's By-laws provides that, unless otherwise proscribed by law, special meetings of stockholders can only be held pursuant to a resolution of the Board of Directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders' meetings.

    Notice of stockholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or Directors are to be elected. In all cases, to be timely, notice must be received at the principal executive offices of the Company not less than 40 days before the meeting, or, if on the day notice of the meeting is given to the stockholders less than 45 days remain until the meeting, (i) five days after notice is given but not less than five days prior to the meeting in the case of stockholder proposals, and (ii) 10 days after notice is given in the case of director nominations.

    Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about that person as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a Director if so elected) and certain information about the stockholder proposing to nominate that person. Stockholder proposals must also include certain specified information.

    These limitations on stockholder proposals do not restrict a stockholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    SECTION 203 OF THE DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of such statute may be to discourage certain types of transactions involving an actual or potential change in control of the Company.

TRANSFER AGENTS, WARRANT AGENT AND REGISTRAR

    The transfer agent for the Common Stock is Liberty Bank & Trust Company of Oklahoma City, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    POSSIBLE RULE 144 SALES. Upon completion of the Offering described in this Prospectus, the Company will have outstanding 1,780,000 shares of Common Stock. Of these shares all of the 1,000,000 shares sold in the Offering (assuming no exercise of the Underwriters' over-allotment option) will be freely transferable by persons other than affiliates (as defined in regulations under the Securities
Act), without restriction or further registration under the Securities Act.

    The remaining 780,000 shares of Common Stock outstanding are held by certain directors and executive officers of the Company (including Bruce D. MacDonald), as well as Mark E. Kane (collectively, the "Affiliate Shares"). Such Affiliate Shares are "Restricted Securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemption provided by Rule 144. Under Rule 144 as currently in effect, none of such shares are currently eligible for sale. Additionally, the holders of the Affiliate Shares have agreed not to sell their shares until 24 months after the date of this Prospectus without obtaining the prior written approval of Capital West Securities, Inc. See "Underwriting." Upon expiration of the 24-month period, 244,706 of the Affiliate Shares will be eligible for immediate resale without restriction under the Securities Act, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 (with 162,353 of such shares entitled to piggyback registration rights for a period of two years thereafter). The remaining 535,294 Affiliate Shares are subject to escrow agreements required by certain state securities regulatory agencies, the terms of which provide that such shares be held in escrow for up to six years, subject to earlier release if the Company attains certain levels of earnings for any two consecutive fiscal years or the Common Stock trades at 175% of the public offering price per share for at least 90 consecutive trading days at least one year after the effective date of the Offering.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns Restricted Securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within 90 days prior to sale and who beneficially owns Restricted Securities with respect to which at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. Prior to this Offering, there has been no trading market for the Common Stock. The Company anticipates that the trading market in the Common Stock, if any, will be limited based upon the number of shares currently outstanding and anticipated to be sold in this Offering.

                                  UNDERWRITING

    Capital West Securities, Inc., Westport Resources Investment Services, Inc. and Berthel Fisher & Company Financial Services, Inc. (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.

                                                              NUMBER OF
NAME                                                            SHARES
------------------------------------------------------------  ----------
Capital West Securities, Inc. ..............................     500,000
Westport Resources Investment Services, Inc. ...............     200,000
Berthel Fisher & Company Financial Services, Inc............     300,000
                                                              ----------
  Total.....................................................   1,000,000
                                                              ----------
                                                              ----------

    The Underwriters have advised the Company that the Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $.25 per share. After the public offering, the price to public, the concession and the reallowance may be changed by the Underwriters.

    Capital West, one of the Underwriters, was first registered as a broker-dealer in May 1995. Capital West has participated in only four public equity offerings as an underwriter, although certain of its employees have had experience in underwriting public offerings while employed by other broker-dealers. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this Offering.

    The Company has granted an option to the Underwriters, exercisable within 30 business days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock, at the initial price to public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriters' initial commitment.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed to pay to Capital West Securities, Inc. a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $50,000 of which has been paid as of the date of this Prospectus. The Company also has agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate and registering the Offering with the NASD, excluding filing fees and fees and expenses of counsel retained for such purposes by the Underwriters (which shall be paid by Capital West Securities, Inc. from the nonaccountable expense allowance).

    In connection with this Offering, the Company has agreed to sell to the Underwriters, for a price of $.001 per warrant, warrants (the "Underwriters' Warrants") to purchase shares of Common Stock equal to 10% of the total number of shares sold pursuant to this Offering, excluding shares subject to the over-allotment option. The Underwriters' Warrants are exercisable at a price equal to 150% of the initial public offering price for a period of four years commencing one year from the date of this Prospectus (the "Exercise Period"). The Underwriters' Warrants grant to the holders thereof, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the

Underwriters' Warrants, one demand registration right during the Exercise Period, as well as piggyback registration rights at any time. The Company, its executive officers and directors, and all of its current stockholders have agreed that for a period of 24 months after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Capital West Securities, Inc.

    The Company has agreed with the Underwriters to use its best efforts to cause a designee of Capital West Securities, Inc. who is reasonably satisfactory to the Company to be elected as a full voting member of its Board of Directors. As of the date of this Prospectus, Capital West Securities, Inc. has not named a nominee for election to board membership.

    Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The initial public offering price was determined by negotiations between the Company and the Underwriters. The primary factors considered in determining such offering price included the history of and prospects for the Company's business and the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the prospects for future earnings of the Company, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.

    The Underwriters have advised the Company that the Underwriters do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Day Edwards Federman Propester & Christensen, P.C., Oklahoma City, Oklahoma. Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma, has served as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

    The consolidated balance sheet of CD Warehouse, Inc. at October 15, 1996, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Compact Discs International, Ltd. and the financial statements of CD Acquisitions at December 31, 1995 and for each of the two years in the period then ended, appearing in this Prospectus and Registration Statement have been audited by Huselton & Morgan, P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied upon payment of the charges prescribed by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENT OF CD WAREHOUSE, INC.

  Report of Independent Auditors..........................................   F-3

  Consolidated Balance Sheet at October 15, 1996..........................   F-4

  Notes to Consolidated Balance Sheet.....................................   F-5

FINANCIAL STATEMENTS OF COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY

  Independent Auditors' Report............................................   F-8

  Consolidated Balance Sheet at December 31, 1995.........................   F-9

  Consolidated Statements of Income for the years ended December 31, 1994
    and 1995..............................................................   F-10

  Consolidated Statements of Partners' Capital for the years ended
    December 31, 1994 and 1995............................................   F-11

  Consolidated Statements of Cash Flows for the years ended December 31,
    1994 and 1995.........................................................   F-12

  Notes to Consolidated Financial Statements..............................   F-13

FINANCIAL STATEMENTS OF CD ACQUISITIONS

  Independent Auditors' Report............................................   F-18

  Balance Sheet at December 31, 1995......................................   F-19

  Statements of Income and Venturers' Capital for the years ended December
    31, 1994 and 1995.....................................................   F-20

  Statements of Cash Flows for the years ended December 31, 1994 and
    1995..................................................................   F-21

  Notes to Financial Statements...........................................   F-22

UNAUDITED COMBINED FINANCIAL STATEMENTS OF COMPACT DISCS INTERNATIONAL,
  LTD. AND SUBSIDIARY AND CD ACQUISITIONS FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1995 AND CONSOLIDATED FINANCIAL STATEMENTS OF COMPACT
  DISCS INTERNATIONAL, LTD. AND SUBSIDIARY FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1996

  Consolidated Balance Sheet at September 30, 1996........................   F-24

  Statements of Income for the nine months ended September 30, 1995 and
    1996..................................................................   F-25

  Statements of Partners' Capital for the nine months ended September 30,
    1995 and 1996.........................................................   F-27

  Statements of Cash Flows for the nine months ended September 30, 1995
    and 1996..............................................................   F-28

  Notes to Financial Statements...........................................   F-29

                           CONSOLIDATED BALANCE SHEET

                                 CD WAREHOUSE, INC.

                                OCTOBER 15, 1996

                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders

CD Warehouse, Inc.

    We have audited the accompanying consolidated balance sheet of CD Warehouse, Inc. as of October 15, 1996. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of CD Warehouse, Inc. at October 15, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

October 26, 1996

except for the second paragraph of Note 2 as to which the date is December 10, 1996

                               CD WAREHOUSE, INC.

                           CONSOLIDATED BALANCE SHEET

                                OCTOBER 15, 1996

                                     ASSETS

Current assets:
  Cash and cash equivalents.......................................................  $     250,000
Organization costs................................................................          2,431
Cash in escrow (NOTE 3)...........................................................        100,000
Deferred acquisition costs (NOTE 3)...............................................         59,599
Deferred offering costs (NOTE 3)..................................................         44,364
                                                                                    -------------
                                                                                    $     456,394
                                                                                    -------------
                                                                                    -------------

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $      55,394
  Advances by stockholder (NOTE 3)................................................         51,000
                                                                                    -------------
Total current liabilities.........................................................        106,394
Commitments (NOTE 3)
Stockholders' equity (NOTE 2):
  Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued.......       --
  Common stock, $.01 par value; 10,000,000 shares authorized, 350,000 shares
    issued and outstanding........................................................          3,500
  Paid-in capital.................................................................        346,500
                                                                                    -------------
Total stockholders' equity........................................................        350,000
                                                                                    -------------
                                                                                    $     456,394
                                                                                    -------------
                                                                                    -------------

                            See accompanying notes.

                               CD WAREHOUSE, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

                                OCTOBER 15, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND CONSOLIDATION

    The consolidated balance sheet includes the accounts of CD Warehouse, Inc. (the "Company") and its wholly-owned subsidiary, CD Management, Inc. ("CDM"). The Company was formed in Delaware on September 5, 1996. The Company has had no operations during the period from September 5, 1996 to October 15, 1996.

    CASH EQUIVALENTS

    Cash equivalents include money-market investments with maturities of three months or less when purchased.

    ORGANIZATION COSTS

    Organization costs will be amortized on a straight-line basis over five years.

    DEFERRED ACQUISITION COSTS

    Costs incurred related to a proposed business acquisition (NOTE 3) have been deferred and will be capitalized upon completion of the acquisition or charged to expense if the acquisition is not completed.

    DEFERRED OFFERING COSTS

    Specific incremental costs directly attributable to a proposed initial public offering of common stock (NOTE 3) have been deferred and will be charged against the gross proceeds of the offering or charged to expense if the offering is aborted.

2. STOCKHOLDERS' EQUITY

    Effective September 5, 1996 and October 1, 1996, the Company obtained stock subscription agreements for the sale of an aggregate of 700,000 shares of common stock at $1 per share. During October 1996, the Company received $250,000 in cash and the assignment of $100,000 cash in escrow (NOTE 3) in exchange for the issuance of 350,000 shares of common stock. The subscription agreement for the remaining 350,000 shares provides for payment to the Company concurrently with the closing of the Company's proposed initial public offering of common stock (NOTE 3).

    On December 10, 1996, the Company adopted the 1996 Stock Option Plan which provides for grants of up to 400,000 shares of common stock to certain employees, officers, directors and others. Generally, the purchase price of stock issuable upon exercise of the options will be at least equal to the fair market value of the stock on the dates of grant. Generally, options are exercisable no longer than ten years from the dates of grant. No options have been granted to date. The Company has agreed to grant options to purchase 6,000 shares annually, subject to pro-rata vesting over a three-year period, to each director.

3. COMMITMENTS

    On October 1, 1996, the Company entered into an Asset Purchase Agreement (the "Agreement") which provides for the purchase of substantially all of the assets of Compact Discs International, Ltd. ("CDIL") for $3.2 million, subject to downward adjustment, in cash. CDIL is engaged principally in the

                               CD WAREHOUSE, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

                                OCTOBER 15, 1996

3. COMMITMENTS (CONTINUED)
business of selling new and preowned audio compact discs to its franchisees. On October 4, 1996, $100,000 in earnest money was placed in escrow pursuant to the Agreement.

    The Agreement also provides for the Company to enter into an area development agreement (the "ADA") with the principal owner of CDIL. The ADA provides for the right to develop franchise operations worldwide, except for the United States, Canada and Mexico. The Company has the right, during a specified period of time, to cancel the ADA and to acquire any franchise developed under the ADA at a specified multiple of earnings. In addition, the Company has agreed to grant to the principal owner of CDIL (1) ten domestic franchises with no initial franchise fee and royalties of 2% of net sales and (2) two renewal franchises with no franchise fee or royalty payments. Except as provided for in the above mentioned franchise agreements, CDIL and the principal owner of CDIL have entered into covenants not to compete with the Company for a period of ten years.

    In connection with the Agreement and the proposed initial public offering, a stockholder has incurred costs of $51,000 (including $20,000 relating to a finder's fee contingent upon the closing of the purchase) through October 15, 1996, on behalf of the Company, for payment of services related to such transactions. Upon closing of the purchase, the Company will be liable for the balance of the finder's fee in the amount of $80,000.

    On October 10, 1996, the Company and CDM entered into agreements which provide for the purchase of all of the franchise interests of the largest CDIL franchisee in exchange for 80,000 shares of the Company's common stock.

    Closings of the above mentioned purchases are subject to the satisfaction of several conditions precedent, including the Company's completion of an initial public offering of its common stock, or closing of another financing arrangement, by February 28, 1997 for at least $3.5 million.

    The Company has entered into employment agreements with the four existing or committed officers of the Company, effective after the Company's completion of an initial public offering. The employment agreements are for terms of one and five years with renewal options of one and five years and total $355,000 annually for the four individuals.

                       COMPACT DISCS INTERNATIONAL, LTD.
                                 AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                                      WITH
                          INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

To the General Partner
Compact Discs International, Ltd. and Subsidiary

    We have audited the accompanying consolidated balance sheet of Compact Discs International, Ltd. (A Texas Limited Partnership) and Subsidiary as of December 31, 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compact Discs International, Ltd. and Subsidiary as of December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years then ended in conformity with generally accepted accounting principles.

                                          /s/ HUSELTON & MORGAN, P.C.

Dallas, Texas
March 6, 1996, except for Note 2,
  as to which the date is October 10, 1996

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS

Current assets
  Cash............................................................................  $  48,495
  Accounts receivable (net of allowance of $70,171)...............................    228,887
  Due from CD Acquisitions........................................................    111,316
  Inventory.......................................................................     50,275
  Prepaid expenses................................................................      1,179
                                                                                    ---------
    Total current assets..........................................................    440,152
                                                                                    ---------
Furniture, fixtures and equipment (net of accumulated depreciation)...............     39,108
                                                                                    ---------
Investment in partnerships........................................................     25,231
Other assets (net of amortization)................................................      5,288
                                                                                    ---------
    Total investment and other assets.............................................     30,519
                                                                                    ---------
    Total assets..................................................................  $ 509,779
                                                                                    ---------
                                                                                    ---------

                              LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable................................................................  $   4,075
  Sales tax payable...............................................................      2,219
  Payroll taxes payable...........................................................        744
  Development fees advanced.......................................................     60,521
                                                                                    ---------
    Total current liabilities.....................................................     67,559
                                                                                    ---------
Minority interest.................................................................     11,981
Partners' capital.................................................................    430,239
                                                                                    ---------
    Total liabilities and partners' capital.......................................  $ 509,779
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                       CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                             1994         1995
                                                                                          -----------  -----------
Revenue
  Royalty income........................................................................  $   526,714  $   946,640
  Retail sales..........................................................................      272,119      291,948
  Franchise fees........................................................................      146,428      109,750
  Development fees......................................................................        7,500       74,500
  Software income.......................................................................       62,400       23,683
                                                                                          -----------  -----------
    Total revenue.......................................................................    1,015,161    1,446,521
                                                                                          -----------  -----------
Expenses
  Salaries..............................................................................      215,712      332,333
  Cost of goods sold--retail sales......................................................      183,344      181,312
  Bad debts.............................................................................            0      113,539
  Travel................................................................................       33,819       44,029
  Telephone & utilities.................................................................       20,774       43,208
  Rent..................................................................................       37,188       41,027
  Taxes.................................................................................       21,734       29,289
  Professional fees.....................................................................       53,798       19,006
  Office expense........................................................................        8,323       18,487
  Advertising...........................................................................       31,266       14,745
  Depreciation..........................................................................       14,065        9,189
  Miscellaneous.........................................................................            0        8,666
  Printing..............................................................................       11,208        7,927
  Insurance.............................................................................          884        5,768
  Auto expense..........................................................................        4,229        5,314
  Entertainment.........................................................................        3,220        4,974
  Postage...............................................................................        3,226        4,578
  Promotion.............................................................................        1,369        4,218
  Licenses..............................................................................            0        4,136
  Supplies..............................................................................        2,706        4,011
  Contract labor........................................................................        1,780        2,542
  Repairs & maintenance.................................................................        3,673        1,594
  Security..............................................................................            0        1,355
  Bank charges..........................................................................          408          820
  Amortization..........................................................................          285          456
  Dues & subscriptions..................................................................          195          455
  Photography...........................................................................           69          356
  Interest expense......................................................................          621           46
  Fees..................................................................................            0           21
  Litigation settlement.................................................................       39,793            0
  Penalty...............................................................................          452            0
  Commissions...........................................................................        8,500            0
                                                                                          -----------  -----------
    Total expenses......................................................................      702,641      903,401
                                                                                          -----------  -----------
Operating income........................................................................      312,520      543,120
Other income
  Equity in income of partnerships......................................................            0        2,898
  Interest income.......................................................................            0           89
  Miscellaneous.........................................................................        3,405            0
                                                                                          -----------  -----------
Net income before minority interest.....................................................      315,925      546,107
Minority interest.......................................................................       (2,632)      (7,293)
                                                                                          -----------  -----------
    Net income..........................................................................  $   313,293  $   538,814
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY

                         (A TEXAS LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                             1994         1995
                                                                                          -----------  -----------
Beginning balance.......................................................................  $   101,613  $   187,702
Net income..............................................................................      313,293      538,814
Distributions...........................................................................     (227,204)    (296,277)
                                                                                          -----------  -----------
Ending balance..........................................................................  $   187,702  $   430,239
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY

                         (A TEXAS LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                             1994         1995
                                                                                          -----------  -----------
Cash flows from operating activities:
    Net income..........................................................................  $   313,293  $   538,814
  Noncash items
    Bad debt expense....................................................................            0       70,171
    Depreciation and amortization.......................................................       14,350        9,645
    Minority interest...................................................................        1,227        7,293
    Equity in income of partnerships....................................................            0       (2,898)
  Adjustments to reconcile net income to cash provided by operating activities
      Increase in accounts receivable...................................................      (38,946)    (224,071)
      Increase in due from CD Acquisitions..............................................      (64,023)     (69,791)
      Increase in inventory.............................................................       (8,811)     (11,327)
      Increase in prepaid expenses......................................................       (2,087)      (1,179)
      Increase in organization cost.....................................................       (1,400)           0
      Increase in development fees advanced.............................................       57,000       13,521
      Increase (decrease) in accrued liabilities........................................        5,976      (11,829)
      Increase (decrease) in accounts payable...........................................        2,163       (1,997)
                                                                                          -----------  -----------
        Net cash provided by operating activities.......................................      278,742      316,352
Cash flows from investing activities
  Purchase of fixed assets..............................................................      (37,044)     (17,355)
  Distributions from partnership--Memphis store.........................................            0          167
  Distribution to minority interest owner...............................................            0       (5,040)
                                                                                          -----------  -----------
        Net cash used by investing activities...........................................      (37,044)     (22,228)
Cash flows from financing activities
  Distributions to partners.............................................................     (227,204)    (296,277)
  Repayment of loan to Leo Kane.........................................................       (8,979)      (2,842)
  Loan from Leo Kane....................................................................       11,821            0
                                                                                          -----------  -----------
        Net cash used by financing activities...........................................     (224,362)    (299,119)
Net increase (decrease) in cash.........................................................       17,336       (4,995)
Cash at beginning of year...............................................................       36,154       53,490
                                                                                          -----------  -----------
Cash at end of year.....................................................................  $    53,490  $    48,495
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Supplemental information:

  1994-- A note payable in the amount of $11,821 was given for the purchase of two automobiles.

  1995-- Trade receivables in the amount of $22,500 are exchanged for a minority interest in a general partnership.

      -- Development fees advanced in the amount of $22,500 are used to satisfy various trade receivables.

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995

1. ORGANIZATION

    THE COMPANY

    Compact Discs International, Ltd. (the "Company") is a Texas limited partnership which conducts business under the name "CD Warehouse" and maintains its principal office in Richardson, Texas.

    The Company offers and sells single-unit franchises and development rights for multi-unit franchises for the operation of retail sales outlets which buy, sell and trade new and used compact discs and related items (Note 8). As of December 31, 1994 and 1995, the Company has executed 73 and 112 franchise agreements respectively for the operation of stores, of which 67 were operational in 1994 and 96 are operational in 1995. The Company has 11 development agreements in place as of December 31, 1995.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and CD Warehouse - Fort Worth, an 81.25% owned subsidiary; the remaining 18.75% is owned by an unrelated third party investor. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest in the consolidated subsidiary represents the minority owner's proportionate share of the equity of CD Warehouse - Fort Worth.

    INVENTORY

    Inventory consists primarily of both new and used compact discs. All inventory is valued at the lower of cost or market using the first-in, first-out
(FIFO) method. The inventory is located for resale at the subsidiary's location in Fort Worth, Texas.

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost. The provision for depreciation has been calculated using the straight-line method. Useful lives range from 3 to 7 years.

    OTHER ASSETS

    Organization costs and the Company's trademark are being amortized using the straight-line method over five and fifteen years, respectively.

    INVESTMENT IN PARTNERSHIPS

    The Company records its ownership in two minority-owned partnerships that own CD Warehouse stores using the equity method of accounting.

    REVENUE RECOGNITION

    Franchise fees are non-refundable. Franchise fee income is recognized upon the opening of the related store. The Company's commitment and obligations to franchisees are not significant after the store is opened. Development right fees paid are recognized as income on a prorated basis as the franchise units within a development agreement are opened. Development fees are non-refundable, but can be applied

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

1. ORGANIZATION (CONTINUED)
against future franchise fees and royalty fees due from development franchisees. Royalties are based on a percentage of franchisees' monthly gross sales and are recognized when earned. Specially designed software and computer equipment are sold to the franchisees, and the related income is recognized when earned.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

2. CHANGE IN METHOD OF ACCOUNTING

    Subsequent to the original audit date of these financial statements, March 6, 1996, management of the Company changed its method of accounting for development fee income. In the prior financial statements, the total amount deposited for development rights was recognized as income upon the opening of the first franchise within a development agreement. As Note 1 indicates, these financial statements recognize development fee income on a prorated basis as the franchise units within a development agreement are opened. The change increased income $4,095, increased development fee advances $50,321, and decreased partners' capital $50,321, from what was originally reported in the financial statements audited March 6, 1996.

3. FURNITURE, FIXTURES AND EQUIPMENT

    Components of furniture, fixtures and equipment at December 31, 1994 and 1995 are as follows:

                                                                                     1994        1995
                                                                                  ----------  ----------
Equipment.......................................................................  $   15,708  $   28,861
Furniture and fixtures..........................................................      19,339      23,541
Automobiles.....................................................................      12,386      12,386
Leasehold improvements..........................................................      10,102      10,101
                                                                                  ----------  ----------
    Total.......................................................................      57,535      74,889
Accumulated depreciation........................................................     (26,592)    (35,781)
                                                                                  ----------  ----------
    Total.......................................................................  $   30,943  $   39,108
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

4. OTHER ASSETS

    Components of other assets at December 31, 1994 and 1995 are as follows:

                                                                                         1994       1995
                                                                                       ---------  ---------
Deposits.............................................................................  $   3,561  $   3,560
Organization costs...................................................................      2,150      2,150
Trademark............................................................................        394        394
                                                                                       ---------  ---------
    Total............................................................................      6,105      6,104
Accumulated amortization.............................................................       (360)      (816)
                                                                                       ---------  ---------
    Total............................................................................  $   5,745  $   5,288
                                                                                       ---------  ---------
                                                                                       ---------  ---------

5. INVESTMENT IN PARTNERSHIPS

    In the latter part of 1995 the Company entered into two partnership agreements to own and operate retail CD outlets in Tulsa, Oklahoma and Memphis, Tennessee. At December 31, 1995, the Company has the following investments in general partnerships:

                                                                                              PERCENTAGE
                                        PARTNERSHIP                                              OWNED
--------------------------------------------------------------------------------------------  -----------
CD Warehouse--Tulsa.........................................................................          50
CD Warehouse--Memphis.......................................................................          25

    At December 31, 1995, the Company's investment in partnerships and equity in the income of these partnerships for the year then ended consist of the following:

                                                                              INVESTMENT IN  PARTNERSHIP
                                                                               PARTNERSHIP     INCOME
                                                                              -------------  -----------
CD Warehouse--Tulsa.........................................................   $    22,853    $     353
CD Warehouse--Memphis.......................................................         2,378        2,545
                                                                              -------------  -----------
                                                                               $    25,231    $   2,898
                                                                              -------------  -----------
                                                                              -------------  -----------

    The following summarizes the activity of the CD Warehouse--Tulsa and the CD Warehouse-- Memphis partnerships for the year ended December 31, 1995:

                                                                                     CD WAREHOUSE    CD WAREHOUSE
                                                                                        TULSA          MEMPHIS
                                                                                    --------------  --------------
Total assets......................................................................    $   65,157      $   58,722
Total liabilities.................................................................         5,388           3,210
                                                                                         -------         -------
    Net assets....................................................................    $   59,769      $   55,512
                                                                                         -------         -------
                                                                                         -------         -------
Revenues..........................................................................    $   24,683      $   98,734
                                                                                         -------         -------
                                                                                         -------         -------
Net income........................................................................    $      707      $   10,180
                                                                                         -------         -------
                                                                                         -------         -------

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1994 AND 1995

6. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under a non-cancelable operating lease agreement. The agreement expires in 1997. The Company also leases retail space for its store operation. This agreement expires in 1996. Total rent expense for the years ended December 31, 1994 and 1995 was $37,188 and $41,027, respectively.

    The following is a schedule of future minimum lease payments for the above leases as of December 31, 1995:

Year ending December 31, 1996..............................................  $  27,426
Year ending December 31, 1997..............................................      5,694
                                                                             ---------
                                                                             $  33,120
                                                                             ---------
                                                                             ---------

7. INCOME TAXES

    Taxable income of the Company is includable in the income returns of the individual partners; therefore, no provision for income taxes has been made in the accompanying financial statements.

8. RELATED-PARTY TRANSACTIONS

    In 1994 the Company purchased from Mr. Leo Kane, a limited partner, two automobiles for a total of $11,821. Mr. Leo Kane received a note for the purchase. In 1994, the Company was making note payments of $800 per month. For the year ended December 31, 1994, the Company had reduced the note by $8,979 and paid Mr. Leo Kane interest of $621. The note was fully paid in 1995, reducing the note by $2,842. Interest paid to Mr. Leo Kane in 1995 is $44.

    The partners of the Company own, through a joint venture, CD Acquisitions, "CDA." CDA sells new and used merchandise to franchisees. The franchisees included CD Warehouse--Fort Worth, Tulsa and Memphis. Sales to these three franchisees amounted to $31,000 and $108,800 in the years ending December 31, 1994 and 1995, respectively. CDA operates out of the Company's location with no contribution to overhead expenses.

    CDA owes the Company $64,023 and $111,316 at December 31, 1994 and 1995, respectively.

                                CD ACQUISITIONS
                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                                      WITH
                          INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

To the Venturers

CD Acquisitions

    We have audited the accompanying balance sheet of CD Acquisitions (A Joint Venture) as of December 31, 1995, and the related statements of income, venturers' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CD Acquisitions as of December 31, 1995, and the results of its operations and its cash flows for each of the two years then ended in conformity with generally accepted accounting principles.

                                          /s/ HUSELTON & MORGAN, P.C.

Dallas, Texas
October 5, 1996

                                CD ACQUISITIONS
                               (A JOINT VENTURE)

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                                     ASSETS

Current assets
  Cash............................................................................  $ 159,444
  Accounts receivable, net of allowance of $12,859................................    194,441
  Inventory.......................................................................    305,757
  Prepaid insurance...............................................................      7,913
                                                                                    ---------
    Total current assets..........................................................    667,555
                                                                                    ---------
                                                                                    ---------
    Total assets..................................................................  $ 667,555
                                                                                    ---------
                                                                                    ---------
                             LIABILITIES AND VENTURERS' CAPITAL

Current liabilities
  Accounts payable................................................................  $ 411,805
  Due to Compact Discs International, Ltd.........................................    111,316
  Advances from CD Stores.........................................................      7,997
  Accrued insurance...............................................................      6,430
  Sales tax payable...............................................................      1,911
                                                                                    ---------
    Total current liabilities.....................................................    539,459
                                                                                    ---------
Venturers' capital................................................................    128,096
                                                                                    ---------
    Total liabilities and venturers' capital......................................  $ 667,555
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                                CD ACQUISITIONS
                               (A JOINT VENTURE)

                  STATEMENTS OF INCOME AND VENTURERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                          1994           1995
                                                                                      -------------  -------------
Net Sales...........................................................................  $   1,567,566  $   2,717,043
Cost of goods sold..................................................................     (1,539,006)    (2,511,032)
                                                                                      -------------  -------------
Gross profit on sales...............................................................         28,560        206,011
                                                                                      -------------  -------------
Administrative and selling expenses.................................................         18,694         77,918
                                                                                      -------------  -------------
  Net income........................................................................          9,866        128,093
Venturers' capital (deficit), beginning of year.....................................         (9,863)             3
                                                                                      -------------  -------------
Venturers' capital, end of year.....................................................  $           3  $     128,096
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                CD ACQUISITIONS
                               (A JOINT VENTURE)

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                              1994         1995
                                                                                           -----------  -----------
Cash flows from operating activities:
  Net income.............................................................................  $     9,866  $   128,093
  Adjustments to reconcile net income to cash provided by operating activities
    Bad debt expense.....................................................................            0       12,859
  (Increase) decrease in:
    Accounts receivable..................................................................     (203,677)      10,342
    Inventory............................................................................     (131,205)    (145,948)
    Prepaid insurance....................................................................            0       (7,913)
                                                                                           -----------  -----------
  Increase in:
    Accounts payable.....................................................................      350,636       90,412
    Accrued expenses.....................................................................            0       12,522
                                                                                           -----------  -----------
    Net cash provided by operating activities............................................       25,620      100,367
Cash at beginning of year................................................................       33,457       59,077
                                                                                           -----------  -----------
Cash at end of year......................................................................  $    59,077  $   159,444
                                                                                           -----------  -----------
                                                                                           -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                CD ACQUISITIONS
                               (A JOINT VENTURE)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995

1. ACCOUNTING AND FINANCIAL REPORTING POLICIES

    CD Acquisitions (the "Company") is a joint venture among two individuals and a limited liability company owned by one of the same individuals and his spouse. The principal office of operations is located in Richardson, Texas. The Company is a wholesale distributor of new and used compact discs.

    The significant accounting policies utilized in the preparation of the financial statements are as follows:

    INVENTORY

    Inventory of the Company consists of compact discs for sale to franchisees of an affiliate (Note 2). Inventory is stated at the lower of cost or market. Cost is determined by using a moving average method.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

2. RELATED PARTY TRANSACTIONS

    At December 31, 1994 and 1995, the Company has the following balance owed to related parties:

                                                                           1994        1995
                                                                         ---------  ----------
Due to Compact Discs International, Ltd................................  $  64,023  $  111,316
                                                                         ---------  ----------
                                                                         ---------  ----------

    Owners of the joint venture also own an interest in Compact Discs International, Ltd. ("CDIL"). CDIL offers and sells single-unit franchises and development rights for multi-unit franchises for the operation of retail outlets which buy, sell and trade new and used compact discs. All of the Company's 1994 and 1995 sales were to franchisees of CDIL. The Company operates out of the office and warehouse of CDIL at no charge to the Company.

3. INCOME TAXES

    Taxable income or loss of the Company is includable in the income tax returns of the venturers; therefore, no provision for income taxes has been made in the accompanying financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                     AND CD ACQUISITIONS (A JOINT VENTURE)

                    UNAUDITED COMBINED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      AND
                       COMPACT DISCS INTERNATIONAL, LTD.
                                 AND SUBSIDIARY
                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1996

                                     ASSETS

Current assets
  Cash..........................................................................  $      220,343
  Accounts receivable (net of allowance of $107,158)............................         361,677
  Inventory.....................................................................         579,169
  Prepaid expenses..............................................................          12,423
                                                                                  --------------
    Total current assets........................................................       1,173,612
                                                                                  --------------
Furniture, fixtures and equipment (net of accumulated depreciation).............          40,893
                                                                                  --------------
Investments in partnerships.....................................................          70,219
Other assets (net of amortization)..............................................           4,946
                                                                                  --------------
  Total investments and other assets............................................          75,165
                                                                                  --------------
    Total assets................................................................  $    1,289,670
                                                                                  --------------
                                                                                  --------------

                               LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
  Accounts payable..............................................................  $      636,822
  Sales tax payable.............................................................           3,868
  Payroll taxes payable.........................................................             149
  Development fees advanced.....................................................          41,100
  Advances from CD stores.......................................................          60,000
                                                                                  --------------
    Total current liabilities...................................................         741,939
                                                                                  --------------
Minority interest...............................................................             905
Partners' capital...............................................................         546,826
                                                                                  --------------
    Total liabilities and partners' capital.....................................  $    1,289,670
                                                                                  --------------
                                                                                  --------------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

                          COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                        CONSOLIDATED STATEMENT OF INCOME

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                            1995          1996
                                                                                        ------------  ------------
Revenue
  Retail sales........................................................................  $  1,966,290  $  2,642,771
  Royalty income......................................................................       670,401       856,175
  Computer/Software income............................................................        96,814        53,295
  Franchise fees......................................................................        61,250        53,000
  Development fees....................................................................        81,000         7,500
                                                                                        ------------  ------------
  Total revenue.......................................................................     2,875,755     3,612,741
                                                                                        ------------  ------------
Expenses
  Cost of goods sold--retail sales....................................................     1,721,373     2,423,149
  Salaries............................................................................       274,935       255,886
  Bad debts...........................................................................        87,210       106,213
  Cost of goods sold--computer........................................................        95,572        45,238
  Professional fees...................................................................         9,557        35,408
  Rent................................................................................        31,298        32,841
  Telephone & utilities...............................................................        39,286        26,395
  Travel..............................................................................        30,775        25,978
  Taxes...............................................................................        25,664        22,303
  Commissions.........................................................................             0        21,478
  Insurance...........................................................................         1,761        20,031
  Office expense......................................................................        15,481        15,588
  Advertising.........................................................................        25,487         9,054
  Promotion...........................................................................           800         9,015
  Depreciation........................................................................         8,184         8,876
  Printing............................................................................         6,393         7,966
  Postage.............................................................................         3,075         6,496
  Supplies............................................................................         3,093         4,849
  Auto expense........................................................................         3,142         4,105

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

                    COMBINED STATEMENT OF INCOME (CONTINUED)

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENT OF INCOME (CONTINUED)

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                            1995          1996
                                                                                        ------------  ------------
Expenses (continued)
  Repairs & maintenance...............................................................         1,289         3,929
  Entertainment.......................................................................         3,141         3,783
  Licenses............................................................................         4,136         3,770
  Miscellaneous.......................................................................        10,929         3,750
  Contract labor......................................................................         1,792         2,400
  Security............................................................................           884         1,879
  Dues & subscriptions................................................................           455         1,382
  Bank charges........................................................................           992           939
  Amortization........................................................................           371           342
  Photography.........................................................................           288           140
  Interest expense....................................................................            44            41
  Litigation settlement...............................................................         1,778             0
                                                                                        ------------  ------------
    Total expenses....................................................................     2,409,185     3,103,224
                                                                                        ------------  ------------
Operating income......................................................................       466,570       509,517
Other income
  Equity in income of partnerships....................................................             0        31,962
  Interest income.....................................................................            89             3
                                                                                        ------------  ------------
Net income before minority interest...................................................       466,659       541,482
Minority interest.....................................................................        (5,637)       (3,165)
                                                                                        ------------  ------------
    Net income........................................................................  $    461,022  $    538,317
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

                    COMBINED STATEMENT OF PARTNERS' CAPITAL

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                             1995         1996
                                                                                          -----------  -----------
Beginning balance.......................................................................  $   187,705  $   558,335
Net income..............................................................................      461,022      538,317
Distributions:
  Cash..................................................................................     (251,997)    (405,184)
  Noncash...............................................................................            0     (144,642)
                                                                                          -----------  -----------
Ending balance..........................................................................  $   396,730  $   546,826
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

                        COMBINED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                             1995         1996
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net income............................................................................  $   461,022  $   538,317
  Noncash items
    Bad debt expense....................................................................       87,210      106,213
    Depreciation and amortization.......................................................        8,555        9,218
    Equity in income of partnerships....................................................            0      (31,962)
    Minority interest...................................................................        5,637        3,165
  Adjustments to reconcile net income to cash provided by
    operating activities
    (Increase) in accounts receivable...................................................      (45,516)      53,728
    Increase (decrease) in accounts payable.............................................      (14,146)     109,626
    (Increase) in inventory.............................................................     (233,287)    (223,137)
    Increase in accrued liabilities.....................................................        5,015       25,295
    (Increase) in prepaid expenses......................................................            0       (3,332)
                                                                                          -----------  -----------
      Net cash provided by operating activities.........................................      274,490      587,131

Cash flows from investing activities
  Purchase of fixed assets..............................................................      (14,306)     (10,660)
                                                                                          -----------  -----------
      Net cash used by investing activities.............................................      (14,306)     (10,660)

Cash flows from financing activities
  Distributions to partners.............................................................     (251,997)    (549,826)
  Minority interest distributions.......................................................       (4,610)     (14,241)
                                                                                          -----------  -----------
      Net cash used by financing activities.............................................     (256,607)    (564,067)
                                                                                          -----------  -----------
Net increase in cash....................................................................        3,577       12,404
Cash at beginning of period.............................................................      112,567      207,939
                                                                                          -----------  -----------
Cash at end of period...................................................................  $   116,144  $   220,343
                                                                                          -----------  -----------
                                                                                          -----------  -----------

SUPPLEMENTAL INFORMATION:

    Accounts receivable due from partners of the Company in the amount of $144,642 were discharged and recognized as a distribution to the partners.

   The accompanying notes are an integral part of these financial statements.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

1. ORGANIZATION

    THE COMPANY

    Compact Discs International, Ltd. (the "Company") is a Texas limited partnership which conducts business under the name "CD Warehouse" and maintains its principal office in Richardson, Texas.

    Effective January 1, 1996, CD Acquisitions ("CDA"), a joint venture owned and operated by CDIL's partners, was merged into CDIL. The financial information at August 31, 1995 is comprised of combined figures of the Company and CDA in order to provide comparative totals for September 30, 1996.

    The Company offers and sells single-unit franchises and development rights for multi-unit franchises for the operation of retail sales outlets which buy, sell and trade new and used compact discs and related items. As of September 30, 1995 and 1996, the Company has executed 104 and 114 franchise agreements, respectively, for the operation of stores, of which 91 were operational in 1995 and 109 are operational in 1996. The Company has 11 development agreements in place as of September 30, 1995 and 3 as of September 30, 1996.

    FINANCIAL STATEMENTS

    These financial statements are unaudited and reflect all adjustments, consisting only of adjustments of a normal recurring nature, which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and CD Warehouse-- Fort Worth, an 81.25% owned subsidiary; the remaining 18.75% is owned by an unrelated third party investor. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest in the consolidated subsidiary represents the minority owner's proportionate share of the equity of CD Warehouse--Fort Worth.

    INVENTORY

    Inventory consists primarily of both new and used compact discs. All inventory is valued at the lower of cost or market using the first-in, first-out
(FIFO) method.

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost. The provision for depreciation has been calculated using the straight-line method. Useful lives range from 3 to 7 years.

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

          NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

1. ORGANIZATION (CONTINUED)
    OTHER ASSETS

    Organization costs and the Company's trademark are being amortized using the straight-line method over five and fifteen years, respectively.

    INVESTMENT IN PARTNERSHIPS

    The Company records its ownership in four minority-owned partnerships that own CD Warehouse stores using the equity method of accounting.

    REVENUE RECOGNITION

    Franchise fees are non-refundable. Franchise fee income is recognized upon the opening of the related store. The Company's commitment and obligations to franchisees are not significant after the store is opened. Development right fees paid are recognized as income on a prorated basis as franchise units within a development agreement are opened. Development fees are non-refundable, but can be applied against future franchise fees and royalty fees due from development franchisees. Royalties are based on a percentage of franchisees' monthly gross sales, and are recognized when earned. Specially designed software and computer equipment are sold to the franchisees, and the related income is recognized when earned.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

2. FURNITURE, FIXTURES AND EQUIPMENT

    Components of furniture, fixtures and equipment at September 30, 1996 are as follows:

Equipment.........................................................  $  31,607
Furniture and fixtures............................................     24,537
Automobiles.......................................................     16,528
Leasehold improvements............................................     10,101
                                                                    ---------
        Total.....................................................     82,773
Accumulated depreciation..........................................    (41,880)
                                                                    ---------
        Total.....................................................  $  40,893
                                                                    ---------
                                                                    ---------

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

          NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

3. OTHER ASSETS

    Components of other assets at September 30, 1996 are as follows:

Deposits...........................................................  $   3,560
Organization costs.................................................      2,150
Trademark..........................................................        394
                                                                     ---------
        Total......................................................      6,104
Accumulated amortization...........................................     (1,158)
                                                                     ---------
        Total......................................................  $   4,946
                                                                     ---------
                                                                     ---------

4. INVESTMENTS IN PARTNERSHIPS

    In the latter part of 1995 and in 1996, the Company entered into partnership agreements to own and operate retail CD outlets in Tulsa, Oklahoma; Memphis, Tennessee; Orange Park, Florida; and Edmond, Oklahoma. At September 30, 1996, the Company has the following investments in general partnerships:

                                                                                      PERCENTAGE
PARTNERSHIP                                                                              OWNED
----------------------------------------------------------------------------------  ---------------
CD Warehouse--Tulsa...............................................................            50
CD Warehouse--Memphis.............................................................            25
CD Warehouse--Orange Park.........................................................            50
CD Warehouse--Edmond..............................................................            50

The Company held no investments prior to September 30, 1995.

    At September 30, 1996, the Company's investments in partnerships and equity in the income of these partnerships for the nine months ended September 30, 1996 consist of the following:

                                                                    INVESTMENT IN  PARTNERSHIP
                                                                     PARTNERSHIP     INCOME
                                                                    -------------  -----------
CD Warehouse--Tulsa...............................................   $    27,888    $   9,285
CD Warehouse--Memphis.............................................         3,389       10,386
CD Warehouse--Orange Park.........................................        18,290       12,291
CD Warehouse--Edmond..............................................        20,652            0
                                                                    -------------  -----------
                                                                     $    70,219    $  31,962
                                                                    -------------  -----------
                                                                    -------------  -----------

                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                              AND CD ACQUISITIONS

          NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1995
                                      AND
                COMPACT DISCS INTERNATIONAL, LTD. AND SUBSIDIARY
                         (A TEXAS LIMITED PARTNERSHIP)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

4. INVESTMENTS IN PARTNERSHIPS (CONTINUED)
    The following summarizes the activity of the CD Warehouse equity investments of the Company for the nine months ending September 30, 1996:

                                                     CD WAREHOUSE    CD WAREHOUSE    CD WAREHOUSE    CD WAREHOUSE
                                                        EDMOND       ORANGE PARK        TULSA          MEMPHIS
                                                    --------------  --------------  --------------  --------------
Total assets......................................   $     32,716    $     85,608    $     64,208    $     66,912
Total liabilities.................................         32,630           2,425             321           2,193
                                                    --------------  --------------  --------------  --------------
  Net assets......................................   $         86    $     83,183    $     63,887    $     64,719
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------
Revenues..........................................   $     36,001    $    176,381    $    192,094    $    283,702
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------
Net income........................................   $         86    $     24,580    $     18,570    $     41,545
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------

5. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under a non-cancelable operating lease agreement. The agreement expires in 1997. The Company also leases retail space for its store operation. This agreement expires in 1996. Total rent expense for the nine months ending September 30, 1995 and 1996 was $31,298 and $32,841, respectively.

    The following is a schedule of future minimum lease payments for the above leases as of September 30, 1996:

1996...............................................................  $   6,857
1997...............................................................      5,694
                                                                     ---------
                                                                     $  12,551
                                                                     ---------
                                                                     ---------

6. INCOME TAXES

    Taxable income of the Company is includable in the income tax returns of the individual partners; therefore, no provision for income taxes has been made in the accompanying financial statements.

7. RELATED-PARTY TRANSACTIONS

    The Company sells new and used merchandise to franchisees. The franchisees include the investee stores of CD Warehouse--Fort Worth, Tulsa, Memphis, Orange Park, and Edmond. Sales to these five franchisees amounted to $77,644 and $145,267 for the nine months ending September 30, 1995 and 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER, TO, OR A SOLICITATIONOF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Dilution..................................................................   14
Capitalization............................................................   15
Combined Statements of Operations.........................................   16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
Pro Forma Combined Condensed Financial Statement..........................   22
Business and Properties...................................................   29
Management................................................................   40
Certain Transactions......................................................   43
Principal Stockholders....................................................   46
Description of Securities.................................................   46
Shares Eligible for Future Sale...........................................   48
Underwriting..............................................................   50
Legal Matters.............................................................   51
Experts...................................................................   51
Additional Information....................................................   51
Financial Statements......................................................  F-1

                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  CAPITAL WEST
                                SECURITIES, INC.

                               WESTPORT RESOURCES
                           INVESTMENT SERVICES, INC.

                            BERTHEL FISHER & COMPANY
                            FINANCIAL SERVICES, INC.

                                JANUARY 22, 1997

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